UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Insignia Systems, Inc.
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8799 Brooklyn Blvd., Minneapolis, MN 55445

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 22, 2013

TO THE SHAREHOLDERS OF INSIGNIA SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Insignia Systems, Inc. (the “Company”), a Minnesota corporation, will be held on Wednesday, May 22, 2013, at 9:00 a.m., Central Time, at Insignia Systems, Inc., 8799 Brooklyn Blvd., Minneapolis, Minnesota for the following purposes:

1.	To elect as directors the six nominees named in the attached Proxy Statement to serve for a one–year term, and until their successors are elected;

2.	To approve the adoption of the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan and the reservation of 250,000 shares for the grant of awards under the Plan;

3.	To approve, by non-binding vote, the Company’s executive compensation;

4.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has set the close of business on March 27, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote by Internet, by telephone, or if the proxy materials were mailed to you, by completing, signing and mailing the enclosed proxy card.

By Order of the Board of Directors

Scott Drill
Secretary

April 9, 2013 (approximate date of mailing)
Minneapolis, Minnesota

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2013

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE FREE OF CHARGE.
IN ORDER TO ACCESS THESE MATERIALS ON THE INTERNET, YOU MUST
ENTER YOUR CONTROL NUMBER THAT APPEARS ON YOUR NOTICE OF
AVAILABILITY OF PROXY MATERIALS AT: https://www.proxyvote.com

PROXY STATEMENT

Annual Meeting of Shareholders
May 22, 2013

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Insignia Systems, Inc. in connection with the Board of Directors’ solicitation of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 22, 2013, and at any adjournment of the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 22, 2013

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials on the Internet. “Proxy materials” means this Proxy Statement, our 2012 Annual Report and any amendments or updates to these documents. The Company mailed the Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders on or about April 9, 2013. The Notice of Internet Availability contains instructions on how to access our Proxy Statement and Annual Report and how to vote via the Internet, by telephone or by mail.

What is the purpose of the Annual Meeting?

At our annual meeting, shareholders will vote on the following items of business:

1.	The election of six directors for the ensuing year and until their successors are elected;

2.	Approval of the adoption of the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan and the reservation of 250,000 shares for the grant of awards under the Plan;

3.	Approval of, by non-binding vote, the Company’s executive compensation; and

4.	Ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2013.

What are the board’s recommendations?

Our Board of Directors recommends that you vote:

•	FOR election of the nominees for director (see Proposal Number One);

•	FOR the adoption of the 2013 Omnibus Stock and Incentive Plan and the reservation of 250,000 shares for the grant of awards under the Plan (see Proposal Number Two);

•	FOR the Company’s executive compensation (see Proposal Number Three); and

•	FOR ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent auditors for the year ending December 31, 2013 (see Proposal Number Four).

Who is entitled to vote at the meeting?

As of the record date, March 27, 2013, there were 13,659,613 shares of common stock, par value $.01 per share outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on March 27, 2013, are entitled to vote at the Annual Meeting and at any continuation or adjournment thereof. The presence, in person or by proxy, including abstentions, of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

What is the difference between a “shareholder of record” and a shareholder who holds the stock in “street name”?

          Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, a “shareholder of record” (also known as a “registered shareholder”). The Notice of Internet Availability has been sent directly to you by us or our representative.

          Beneficial Owner. If your shares are held in a brokerage account or by another nominee, your shares are said to be held in “street name” and you are considered the beneficial owner of the shares. Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the Notice of Internet Availability has been forwarded to you by your broker, bank or other financial institution or its designated representative. Through this process, your bank or broker collects the voting instructions from all of their respective customers, including you, who hold our shares and then submits those votes to us.

Because of a change in New York Stock Exchange rules (“NYSE”) rules and the rules of the NASDAQ Stock Market effective in 2010, your broker is NOT able to vote your shares with respect to the election of directors (Proposal One), approval of the 2013 Omnibus Stock and Incentive Plan (Proposal Two) or the advisory vote on executive compensation (Proposal Three) unless you provide voting instructions to them. We strongly encourage you to return your voting instruction form and exercise your right to vote.

How do I vote my shares?

If you are a shareholder who holds the stock in street name, you must vote your shares using the method provided by your broker, bank, trust or other designee, which is similar to the voting procedure for shareholders of record outlined below. You will receive a voting instruction form (not a proxy card) to use to direct your broker, bank, trust or other designee how to vote your shares.

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in the following ways:

Vote By Internet: To vote over the internet, go to www.proxyvote.com. You must enter your Control Number that appears on your Notice of Internet Availability or proxy card that was mailed to you and follow the instructions. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Vote By Telephone: To vote over the telephone, call the toll free number on the Notice of Internet Availability that was mailed to you. You must enter your Control Number that appears on your Notice of Internet Availability or proxy card and then follow the instructions. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign, date and return the proxy card in the postage-paid envelope provided.

Vote In Person: If you choose to vote your shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. You may also request a paper or email copy of the documents by calling 1-800-579-1639 or email your request to: sendmaterial@proxyvote.com.

Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted in the manner directed by the shareholder. If no direction is made, signed proxies received from shareholders will be voted “for” the proposals set forth in the Notice of Annual Meeting of Shareholders.

How many shares must be present to hold the meeting?

Under Minnesota law and our Bylaws, a majority of the voting power of the shares entitled to vote at the Annual Meeting represent a quorum for the transaction of business. Votes cast by proxy or in person at the Annual Meeting will be tabulated at the Annual Meeting to determine whether or not a quorum is present. Abstentions will be treated as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote but will be counted in determining whether a quorum is present at the meeting. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

How many votes are required to approve the proposals?

In general, each item of business properly presented at a meeting of shareholders at which a quorum is present must be approved by the vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on that item of business. Under Minnesota law, however, directors are elected by the affirmative vote of the holders of a plurality of the shares present and entitled to vote.

What is the effect of not casting my vote by instructing my bank or broker about how to vote my shares?

If you are a shareholder of record, and you do not cast your vote, no votes will be cast on your behalf on any proposals at the Annual Meeting.

As previously noted, if you hold your shares in street name, your bank or broker of record cannot vote your uninstructed shares for Proposals One, Two or Three in its discretion. Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf on those proposals.

Your bank or broker continues, however, to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Number Four).

Who pays for the cost of proxy preparation and solicitation?

All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone or by mail.

CORPORATE GOVERNANCE AND BOARD MATTERS

The business and affairs of the Company are conducted under the direction of the Board of Directors in accordance with the Company’s Articles of Incorporation and Bylaws, the Minnesota Business Corporations Act, federal securities laws and regulations, applicable NASDAQ listing standards, Board of Directors committee charters and the Company’s Code of Ethics. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing Board of Directors meeting materials provided to them and by participating in meetings of the Board of Directors and its committees, among other activities. Our corporate governance practices are summarized below.

Election to the Board of Directors

All of the Company’s directors are elected annually. Our Bylaws provide that the Board of Directors shall consist of between two and no more than seven members, as designated by resolution of the Board of Directors from time to time. Pursuant to the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has set the size of the Board of Directors to be elected at the 2013 Annual Meeting at six.

Majority Independent Board

The listing standards of the NASDAQ Capital Market (“NASDAQ Listing Standards”) require that a majority of our Board be “independent” as that term is defined in the listing standards. NASDAQ’s definition of “independence” further requires that directors with certain employment or family relationships or any other relationship that would, in the Board’s opinion, prevent a director from exercising independent judgment not be considered “independent.” None of our directors is related to any other director or to any executive officer of the Company. In addition, as to each non-employee independent director, no other relationship exists that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Therefore, five of our six current Board members are “independent” as defined by NASDAQ. Our current non-employee directors are: David L. Boehnen, Edward A. Corcoran, Peter V. Derycz, Reid V. MacDonald and Gordon F. Stofer. Only Scott F. Drill, our Chief Executive Officer (“CEO”) and Secretary, is precluded from being considered independent under the NASDAQ Listing Standards because he is an executive officer of the Company.

Meetings and Committees of the Board of Directors

Board Meetings; Attendance at Board and Annual Shareholder Meetings

The Board of Directors held four regular meetings and four conference call meetings and took one written action without meeting during the 2012 fiscal year. Each director attended in excess of 90% of all meetings of the Board and committees of the Board on which he served. Each director also attended the 2012 Annual Meeting of Shareholders in their capacity as a director, except Mr. Corcoran who attended the meeting as a shareholder and then joined the Board in August 2012. Directors are expected to attend substantially all of the meetings of the Board and the committees on which they serve, except for good cause. Directors who have excessive absences without good cause will not be nominated for re-election or, in extreme cases, will be asked to resign or be removed.

Independent Audit, Compensation and Nominating and Corporate Governance Committees

Since March 26, 2013, Mr. Stofer has served as the Chairman of the Board. Prior to that time, Mr. Drill served as Chairman since May 2012. The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

          Audit Committee.

               Membership and Independence. The members of the Audit Committee are: Mr. Boehnen (Chair), Mr. Corcoran, Mr. Derycz and Mr. Stofer, each of whom is “independent” as that term is defined by the NASDAQ Listing Standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

               Duties and Responsibilities. The Audit Committee provides independent objective oversight of the Company’s financial reporting system. As part of its responsibilities, the Committee reviews and evaluates significant matters relating to the annual audit and the internal controls of the Company, reviews the scope and results of annual independent audits by, and the recommendations of, the Company’s independent auditors, reviews the independent auditor’s qualifications and independence and approves additional services to be provided by the auditors. The Audit Committee is solely responsible for appointing, setting the compensation of and evaluating the independent auditors.

In addition, the Committee: (i) meets separately with management and the independent auditors on a periodic basis; (ii) receives the independent auditors’ report on all critical accounting policies and practices and other written communications; (iii) reviews management’s statements concerning its assessment of the effectiveness of internal controls and the independent auditors’ report on such statements; and (iv) reviews and discusses with management and the independent auditors the Company’s interim and annual financial statements and disclosures (including Management’s Discussion and Analysis) in its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and the results of the quarterly financial reviews and the annual audit. The Committee has direct access to the Company’s independent auditors. The Committee also reviews and approves all related-party transactions.

The foregoing is a general summary of the Committee’s duties and activities. The Audit Committee operates pursuant to a written charter most recently amended on February 19, 2004, and which is available on the Investor Relations section of the Company’s website at www.inisigniasystems.com. This charter further describes the role of the Audit Committee in overseeing the Company’s financial reporting process. References to the Company’s website are for informational purposes and are not intended to, and do not, incorporate information found on the website into this Proxy Statement.

               Committee Meetings. The Committee held four regular meetings and four conference calls during 2012. In addition to fulfillment of the Committee’s regular duties and responsibilities, these meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent auditors. Please refer to the Report of the Audit Committee in this Proxy Statement in the Audit Committee Report section beginning on page 30.

               Audit Committee Financial Expert. Mr. Boehnen has been designated by the Board as the Audit Committee’s financial expert, as that term is defined by the rules of the SEC. Through his extensive experience as an executive officer in a publicly-held company, he possesses: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements with a breadth and level of complexity commensurate with those presented by the Company’s financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

          Compensation Committee.

               Membership and Independence. The members of the Compensation Committee are Mr. Stofer (Chair), Mr. Derycz and Mr. MacDonald, all of whom are “independent” as that term is defined by the NASDAQ Listing Standards.

               Duties and Responsibilities. The Compensation Committee operates pursuant to a written charter most recently amended on February 22, 2011, and which is available on the Investor Relations section of the Company’s website at www.insigniasystems.com. The Committee’s main duties, as described in its charter, are: (i) to review and approve annual base salary and incentive compensation levels, employment agreements, and benefits of the Chief Executive Officer and other key executives; (ii) to review the performance of the Chief Executive Officer; (iii) to review and assess performance target goals established for bonus plans and determine if goals were achieved at the end of the plan year; (iv) to act as the administrative committee for the Company’s stock plans, and any other incentive plans established by the Company; (v) to consider and approve grants of incentive stock options, non-qualified stock options, restricted stock or any combination to any employee; and (vi) to oversee the filing of required compensation-related reports or disclosures in the Company’s SEC reports, proxy statement and other filings.

In pursuing its duties, the Committee has the authority to retain and has from time to time, retained an outside compensation consultant to advise it on compensation matters. The Committee also consults with the Chief Executive Officer and, from time to time, other senior management on compensation issues regarding the other executive officers. Please refer to Proposal Number Three-Non-Binding Advisory Vote on Executive Compensation on page 19 for additional information relating to the retention of Towers Watson in 2007 to provide competitive market data relating to executive competitive pay level testing, annual incentive plan design, equity compensation and total potential dilution.

               Committee Meetings. The Compensation Committee held four regular and two conference call meetings during the past fiscal year. The Committee also took written action without meeting three times during the fiscal year.

          Nominating and Corporate Governance Committee.

               Membership and Independence. The members of the Committee are Mr. Stofer (Chair), Mr. Boehnen and Mr. MacDonald, each of whom is “independent” as that term is defined in the NASDAQ Listing Standards.

               Duties and Responsibilities. Among other duties, the Committee is responsible for nominating the slate of directors to be considered for election at the Company’s annual meeting of shareholders. In accordance with its committee charter, the Nominating and Corporate Governance Committee evaluates candidates for election as directors using the following criteria: education, reputation, experience, industry knowledge, independence, leadership qualities, personal integrity, diversity, and such other criteria as the Committee deems relevant. The Committee will consider candidates recommended by the Board, management, shareholders, and others. The charter authorizes the Committee to retain and pay advisors to assist it in identifying and evaluating candidates. The Committee operates pursuant to a written charter most recently amended on February 23, 2010. For further information concerning the Committee’s duties and responsibilities please refer to the Committee’s charter, which is available in the Investor Relations section of the Company’s website at www.insigniasystems.com.

               Policies Concerning Nomination Process. Shareholders who wish to recommend candidates to the Nominating and Corporate Governance Committee should submit the names and qualifications of the candidates to the Committee at least 120 days before the date of the Company’s proxy statement for the previous year’s annual meeting. Submittals should be in writing and addressed to the Committee at the Company’s headquarters.

               Committee Meetings. The Committee held one regular meeting during the past fiscal year. The Committee also took written action without meeting once during the fiscal year.

Other Corporate Governance Matters

Leadership Structure

Since March 26, 2013, the Company has separate individuals serving as Chairman of the Board and as Chief Executive Officer. Prior to this time, our CEO Scott F. Drill served as Chairman since May 2012. Our CEO and other executive management are responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to Mr. Drill and executive management, sets the agenda for meetings of the Board of Directors and presides over meetings of the full Board. The Company believes this structure strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to the Company’s shareholders while recognizing the day-to-day management direction of the Company by Mr. Drill and other executive management.

Board’s Role in Risk Oversight

The Company faces a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board is actively involved in overseeing risk management, and it exercises its oversight both through the full Board and through the three standing committees of the Board – the Audit, Compensation and Nominating and Corporate Governance Committees. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through the Company’s executive officers and its advisors, including our legal counsel, our independent registered public accounting firm, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, each of our committee meetings generally includes attendance by all Board members, or in the event that all Board members do not attend, after the committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Shareholder Communications with the Board

Shareholders may send written communications to the Board or to any individual director at any time. Communications should be addressed to the Board or the individual director at the address of the Company’s headquarters. The Board may direct that all of such communications be screened by an employee of the Company for relevance. The Board will respond to shareholder communications when it deems a response to be appropriate.

Code of Ethics

The Board of Directors has adopted a Code of Ethics which applies to all of our employees, directors and contractors to promote the highest honest and ethical conduct and compliance with laws, regulations and Company policies. The Code of Ethics is available in the Investor Relations section of the Company’s website at www.insigniasystems.com.

Compensation of Non-Employee Directors

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation	Total
David L. Boehnen	$22,750	(6)	$4,323		$-	$-	$-	$27,073

Edward A. Corcoran(7)	$9,750		$8,572		$-	$-	$-	$18,322

Peter V. Derycz	$15,500		$4,323		$-	$-	$-	$19,823

Donald J. Kramer(8)	$19,750		$4,323	(9)	$-	$-	$-	$24,073

Reid V. MacDonald	$15,500		$4,323		$-	$-	$-	$19,823

Gordon F. Stofer	$20,750		$4,323		$-	$-	$-	$25,073

(1)	Scott F. Drill, the Company’s CEO and Secretary, received no compensation for his service as a director due to his status as an employee of the Company and is therefore not included in this table.
(2)	Reflects annual board retainer and fees for attending Board, committee and conference call meetings earned during 2012.
(3)

The Option Awards in the table above were granted pursuant to the Insignia Systems, Inc. 2003 Stock Plan (the “2003 Stock Plan”). The dollar value of the non-qualified options shown represents the estimated grant date fair value in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, which requires several significant judgments and assumptions. Please refer to Note 5, “Shareholders’ Equity,” to the Company’s financial statements in its Form 10-K for the year ended December 31, 2012, for information regarding the assumptions used to determine the fair value of options granted. All options granted to the directors immediately vested on May 23, 2012, the date of grant. The aggregate number of option awards outstanding at December 31, 2012, for each director were as follows: Mr. Boehnen - 34,700; Mr. Corcoran - 10,000; Mr. Derycz - 10,000; Mr. Kramer - 20,000; Mr. MacDonald - 10,000; and Mr. Stofer - 10,000.

(4)	We do not maintain a non-equity incentive plan for members of the Board of Directors.

(5)	We do not maintain defined benefit or pension plans for members of the Board of Directors.
(6)	Mr. Boehnen also received $3,500 in pro-rated fees for service as the Chair of a special committee of the Board.
(7)	Mr. Corcoran joined the Board in August 2012 and received a pro-rated portion of the annual retainer.
(8)	Mr. Kramer retired from the Board of Directors effective December 31, 2012.
(9)	Pursuant to the terms of the 2003 Stock Plan, Mr. Kramer’s outstanding option awards at December 31, 2012, expired on March 31, 2013.

Narrative Discussion of Compensation of Directors

During 2012, five non-employee directors received an annual retainer of $10,000 per year. Mr. Corcoran joined the Board in August 2012 and received a pro-rata portion of the annual retainer in the amount of $4,167. All outside directors also received $1,000 for each Board meeting ($250 for each conference call meeting) that they attended. In addition, the Chair of each committee received $1,000 for each meeting of the committee. Members of committees received $500 for each committee meeting attended in person on days separate from regular Board meetings. In addition, beginning in December 2012, Mr. Boehnen receives a fee of $5,000 per month (not to exceed six months) to serve as Chair of a special Board committee.

Pursuant to the terms of the Company’s 2003 Stock Plan, which expired in February 2013 (please see Proposal Two for more information), members of our Board receive initial and annual stock option grants of pre-determined amounts. The 2003 Stock Plan provided for the grant to each non-employee director of a non-qualified option to purchase 10,000 shares of common stock at the time the director is first elected or appointed to the Board, and grants of non-qualified options for 5,000 shares each year that the director is re-elected. All grants have an exercise price equal to the closing market price on the date of grant.

Pursuant to an employment agreement entered into in March 2013 and described more fully in the Narrative Disclosure of Executive Compensation section of this Proxy Statement, the Company and Mr. Drill agreed, among other terms related to his employment, that he will continue to serve as a director of the Company without payment of board fees until after his employment terminates on December 31, 2014. If, after December 31, 2014, Mr. Drill remains a member of the Board of Directors, he will receive standard director’s meeting fees.

PROPOSAL NUMBER ONE – ELECTION OF DIRECTORS

Nominations

The Board of Directors believes it is important that the Board be comprised of members whose collective judgment, experience, qualifications, attributes and skills ensure that the Board will be able to fulfill its responsibilities to see that the Company is governed in a manner consistent with the interests of the shareholders of the Company and in compliance with applicable laws, regulations, rules and orders, and to satisfy its oversight responsibilities effectively.

Composition

In determining the nominees to be recommended for election to the Board, the Nominating and Corporate Governance Committee evaluates the current Board’s composition, identifies the characteristics of the current Board and any required skills, experience and knowledge. The Committee evaluates the existing members of the Board and qualified candidates, if any, for service on the Board. The Committee then makes recommendations to the Board as to the slate of directors to be nominated for election at the annual shareholders’ meeting.

When identifying and evaluating candidates for director, the Nominating and Corporate Governance Committee considers the general and specific qualifications, experience and characteristics which may have been approved by the Board or determined by the Committee from time to time including qualifications reflecting the individual’s integrity, reputation, education, experience, industry knowledge, leadership qualities and independence. The Nominating and Corporate Governance Committee also considers diversity in a broad sense when evaluating a director nominee, taking into account various factors, including but not limited to, differences of viewpoint, professional experience, education, skill, race, gender and national origin.

When considering whether directors and nominees have the requisite judgment, experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to fulfill its responsibilities to ensure that the Company is governed in a manner consistent with the interests of the Company’s shareholders, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

Nominee Qualifications and Independence

The Nominating and Corporate Governance Committee has nominated the six current members of the Board for re-election for a term of one year until their successors are elected and qualified and subject to prior death, resignation, retirement or removal from office. All of the nominees have consented to serve if elected. As noted previously, five of the nominees are “independent” as that term is defined in the NASDAQ Listing Standards. Also as noted above, Mr. Drill is precluded from being considered “independent” because he is an executive officer of the Company.

The Nominating and Corporate Governance Committee has determined that each nominee is qualified to serve as a director based upon the criteria set forth in the Nominating and Corporate Governance Committee Charter. Information about each nominee, including biographical data for at least the last five years and the particular experience, qualifications, attributes or skills that led the Board to conclude that this person should serve as a director for the Company follows. Should one or more of these nominees become unavailable to accept nomination or election as a director (which is not anticipated), the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company’s nominees named below.

Nominees and Nominee Attributes, Experience and Skills

David L. Boehnen, 66, director, has been a member of the Board since December 2011. He is the Chair of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Boehnen is Of Counsel at the law firm of Dorsey & Whitney LLP, where he was a partner prior to joining SUPERVALU, Inc. in 1991. From 1997 through 2010, Mr. Boehnen served as Executive Vice President of SUPERVALU and was responsible for real estate and store development, corporate development, legal and government affairs. Mr. Boehnen retired from SUPERVALU in December 2010 and served as Senior Counselor to the CEO for one year thereafter. Mr. Boehnen holds an Artium Baccalaureatus degree in Government from the University of Notre Dame and a Juris Doctor degree with honors from Cornell University Law School. Mr. Boehnen’s extensive experience as an executive officer and leader in a publicly-held company in the grocery retail industry, an industry in which the Company conducts much of its business, provides an in-depth understanding of the business issues faced by the Company. This executive experience at a publicly-held company also provides him with the qualifications of an audit committee financial expert as defined by the SEC.

Edward A. Corcoran, 49, director, was appointed to the Board in August 2012 and is also a member of the Audit Committee. He is also a Director of Colliers Thailand, a franchise real estate advisory and brokerage firm. Since 2010, Mr. Corcoran has served in an investment and advisory capacity with Green Tech Overseas, a company involved in the green technology space of the waste management industry. From 2000 to 2010, Mr. Corcoran served as the Founder, President and COO of Modern Asia Environmental Holdings Inc., a regional waste management company located in Southeast Asia. Prior to 2000, Mr. Corcoran served in executive and senior operational positions in various subsidiaries of Waste Management Inc., both domestically and in Asia. Mr. Corcoran holds a Bachelor of Science degree in Civil Engineering from Northwestern University and a Master of Science degree in Management from the Kellogg Graduate School of Management at Northwestern University. Mr. Corcoran has significant operational and management experience as an executive and a manager in small to medium-sized businesses. This experience, coupled with his entrepreneurial experience, brings skills to the Board in the areas of financial and performance measurements and innovation.

Peter V. Derycz, 50, director, has been a member of the Board since January 2006 and also serves as a member of the Audit and Compensation Committees. Mr. Derycz is the founding partner and the Chairman and CEO of Research Solutions (OTC BB: RSSS), an information services conglomerate focused on content re-purposing tools and services, in Los Angeles, CA. From 2003 to 2004, he was CEO of the Puerto Luperon Company, a luxury resort real estate development company. From 1990 to 2003, he was President, Chairman and CEO of Infotrieve, Inc., a global provider of content management technology and information services. He has also served as an advisor to various organizations in the US, Europe and Australia and holds nine Internet technology patents. Mr. Derycz holds a Bachelor of Arts degree in Psychology from UCLA. Mr. Derycz’s experience as the Chairman and CEO of a publicly-held company, along with his entrepreneurial experience in creating and operating technology-based companies, brings a unique combination of skills to the Board. His understanding of the operations of a small, publicly-held company and the technology issues and opportunities in the Company’s industry lend a valuable perspective to incorporating these issues into the Company’s strategies. His experience as an executive and director of a publicly-held company brings an understanding of corporate governance and other practices necessary to the Company’s operations.

Scott F. Drill, 60, director, has been the Chief Executive Officer, Secretary and a director of the Company since February 1998. Mr. Drill also served as Chairman of the Board from May 2012 to March 26, 2013. From May 1996 to December 2002, he was a partner in Minnesota Management Partners (MMP), a venture capital firm located in Minneapolis, Minnesota. Mr. Drill co-founded Varitronic Systems, Inc. in 1983, and was its President and CEO until it was sold in 1996. Prior to starting Varitronics, Mr. Drill held senior management positions in sales and marketing at Conklin Company and Kroy, Inc. Mr. Drill holds a Bachelor of Arts degree in Economics from Harvard College and an MBA from St. Thomas College. He brings a strong sales and executive management background to the Board, including 23 years’ experience as CEO of publicly-held companies. In addition, the Board benefits from Mr. Drill’s deep understanding of our business, our products and services and our industry. His many years of service as a director in publicly-held companies bring a deep understanding of corporate governance, organizational development and recruiting practices, accounting and audit processes, compensation and incentive plans, and other board-related areas.

Reid V. MacDonald, 65, director, has been a director of the Company since May 2007. He is also a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 1982, Mr. MacDonald has been President and CEO of Faribault Foods, Inc., a privately-held processor and marketer of canned specialty products sold through its own brands, retailer private labels, and contracts with major food companies. He previously served in other capacities with Faribault Foods, Inc., beginning in 1974. Mr. MacDonald has served on numerous public and private company and non-profit boards over the course of his career, is the former Chairman of the Food Processors Association, and is on the Board and Executive Committee of the Grocery Manufacturers Association. Mr. MacDonald holds a Bachelor of Arts degree in English from Stanford University and a Juris Doctor from the University of Minnesota Law School. Mr. MacDonald’s 31 years as a chief executive officer of a company in the food processing/marketing industry provides knowledge and understanding of the consumer packaged goods industry, the industry representing the majority of our customer base. Mr. MacDonald’s management experience also brings to the Company practical expertise in general management issues as well as knowledge of trends in the food industry.

Gordon F. Stofer, 66, Chairman of the Board, has been a director of the Company since February 1990 and became the Chairman of the Board in March 2013. He also serves as Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Stofer is the President and CEO of Cherry Tree Companies, LLC, a financial advisory firm located in Minneapolis, where he currently manages a team of investment bankers specializing in mergers and acquisitions, corporate advisory services, and private placements. Mr. Stofer co-founded Cherry Tree in 1980 and was a Managing Partner of four venture capital funds and three special purpose investment partnerships during the period from 1982 to 2005 which resulted in 26 initial public offerings (IPOs). He has served on over 30 public, private and non-profit Boards of Directors over the past 35 years and was named one of Minnesota’s Outstanding Directors by the National Association of Corporate Directors. He has experience in business services, consumer and retail companies, restaurants, and medical device and technology businesses. Mr. Stofer holds a Bachelor of Science degree in Industrial Engineering from Cornell University and a Master of Business Administration from Harvard Business School where he graduated as a Baker Scholar. Mr. Stofer’s 35 years of experience in venture capital and investment banking has fostered a deep understanding of corporate governance, executive recruiting and organizational development, strategic planning, capital structures, and equity and debt financings. Additionally, his extensive experience as a director of numerous publicly-held companies, including serving at various times as Chairman of the Board, Committee Chair and Committee Member, brings significant knowledge of corporate governance, regulatory compliance, and effective board practices.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF THE SIX NOMINEES.

PROPOSAL NUMBER TWO – 2013 OMNIBUS STOCK AND INCENTIVE PLAN

General Information

On February 26, 2013, the Board of Directors adopted, subject to shareholder approval, the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan (the “2013 Omnibus Plan”) to replace the Insignia Systems, Inc. 2003 Incentive Stock Option Plan (the “2003 Stock Plan”), which expired on February 24, 2013. The shareholders are being asked to approve the 2013 Omnibus Plan at the Annual Meeting.

We previously awarded stock options to employees, non-employee directors, consultants and advisors through the Company’s 2003 Stock Plan. We also had the 1990 Stock Option Plan (the “1990 Plan”), which is inactive, and no new grants have been made under the 1990 Plan since 2003, and the final remaining awards under the 1990 Plan expired in February 2013. As with our past plans, the purpose of the 2013 Omnibus Plan is to promote and align the interests of Insignia and our shareholders by aiding us in attracting, retaining and motivating employees, officers, consultants, advisors and directors who we expect will contribute to our growth and financial performance.

In the past we relied primarily on stock options as the Company’s form of long-term incentive compensation, but with the expiration of the 2003 Plan, the Compensation Committee decided to include more flexibility in the long-term incentive compensation program that allows a variety of awards that can vest based on time, specified performance goals or a combination of both. Executive officers have already participated in short-term incentive programs under which participants could earn incentive cash compensation based on the achievement of specified criteria in a given fiscal year. Please refer to the Executive Officer Incentive Bonus Plan section on page 22. In addition to the more customary time-based vesting schedule, the proposed plan provides the Committee a mechanism to drive both individual and Company performance in a more precise fashion over a longer period of time by specifying performance measurements in awards as it deems advisable.

As of February 24, 2013, we had an aggregate of approximately 100,000 shares remaining under the 2003 Stock Plan, but because the 2003 Stock Plan expired on that date, no further awards can be made under that plan. Additionally, no awards will be made under the 2013 Omnibus Plan unless and until shareholder approval is obtained. However, if shareholder approval is obtained, we expect to make equity-based awards under the 2013 Omnibus Plan at an annual rate of 2-3% of our outstanding Common Stock based on our current assumptions and compensation strategies.

The Board believes that providing short-term and long-term incentive compensation is essential in attracting, retaining and motivating individuals to enhance the likelihood of our future success. A plan that permits awards with more flexible terms will allow us to better align incentive compensation with increases in shareholder value than the 2003 Stock Plan permitted. The flexibility in types and specific terms of awards under the 2013 Omnibus Plan will allow future awards to be based on then-current business objectives. Shareholder approval of the 2013 Omnibus Plan will permit us to award short-term and long-term incentives that enable us to achieve these goals.

The material terms of the 2013 Omnibus Plan are summarized below. The following summary is qualified in its entirety by reference to the full text of the 2013 Omnibus Plan in Appendix A included with this Proxy Statement.

Summary Information about the Plan

Administration and Eligibility

The Compensation Committee will administer the 2013 Omnibus Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2013 Omnibus Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2013 Omnibus Plan may be deferred automatically or at the election of either the holder of the award or the Compensation Committee, if any such deferral complies with or is exempt from Section 409A of the Internal Revenue Code (“Code”). Subject to the provisions of the 2013 Omnibus Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2013 Omnibus Plan and to establish rules and regulations for the administration of the 2013 Omnibus Plan.

Eligible recipients under the 2013 Omnibus Plan include any employee, officer, consultant, advisor or director providing services to us or to any of our affiliates, who is selected by the Compensation Committee of the Board. As of March 6, 2013, approximately 71 employees were eligible to participate in the 2013 Omnibus Plan (subject to the plan’s approval by shareholders).

Term of the 2013 Omnibus Plan

Unless discontinued or terminated by the Board, the 2013 Omnibus Plan will expire in 10 years, on February 26, 2023. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2013 Omnibus Plan, and before expiration of the plan, may extend beyond the end of such period through the award’s normal expiration date.

Shares Available for Issuance under the 2013 Omnibus Plan

As proposed, the total number of shares of our common stock that may be issued under all equity-based awards made under the 2013 Omnibus Plan will be 250,000. However, as has been our custom with respect to the 1990 and 2003 Plans, the Company in the future intends to seek shareholder approval for any increase in the amount of common stock issuable under the 2013 Omnibus Plan in a measured fashion that is aligned with the Company’s business plans and objectives. As proposed, certain awards under the 2013 Omnibus Plan will be subject to further limitations as follows:

• In any single calendar year, no person may be granted under the 2013 Omnibus Plan any stock options, Stock Appreciation Rights (“SARs”) or other awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, that exceed 500,000 shares of common stock in the aggregate.

• In any single calendar year, the maximum aggregate amount payable under performance awards to any employee who is covered by Section 162(m) of the Code will be $1,000,000 in value under the 2013 Omnibus Plan, whether paid in cash, shares or other property, with that dollar amount to increase after 2014 by 5% per year.

• During the ten-year term of the 2013 Omnibus Plan, the maximum number of shares of common stock that may be awarded in the form of grants of restricted stock, restricted stock units and other stock awards will be 500,000.

• During the ten-year term of the 2013 Omnibus Plan, our non-employee directors, as a group, may not be granted awards in the aggregate of more than 25% of the shares of common stock available for awards under the 2013 Omnibus Plan.

• During the ten-year term of the 2013 Omnibus Plan, the maximum number of shares of common stock that may be awarded in the form of incentive stock option grants that are subject to the provisions of Section 422 or 424 of the Code will be 5,000,000.

The Compensation Committee may adjust the number of shares of common stock and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2013 Omnibus Plan. Adjustments of such limits otherwise requires prior shareholder approval.

If any shares of our common stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2013 Omnibus Plan. As of March 15, 2013, the closing price of Insignia Systems, Inc. common stock was $2.05 per share.

Types of Awards Available under the 2013 Omnibus Plan

The 2013 Omnibus Plan permits the granting of:

•	Stock options (including both incentive and non-qualified stock options);
•	SARs;
•	Restricted stock and restricted stock units;
•	Performance awards of cash or stock; and
•	Other stock grants.

Under the 2013 Omnibus Plan, awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2013 Omnibus Plan or any of our other compensation plans. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock or other securities, or property, or any combination of these in a single payment, in installments or on a deferred basis.

The exercise price per share of common stock under any stock option and the grant price of any SAR may not be less than the fair market value of a share of common stock on the date of grant of such option or SAR. Fair market value is generally defined in the plan as the closing price on the date of grant. Determinations of fair market value under the 2013 Omnibus Plan will be made in accordance with methods and procedures established by the Compensation Committee and intended to comply with or be exempt from Section 409A of the Code. The term of awards will not be longer than ten years from the date of grant.

          Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. Those securities may include shares of common stock already held by the person exercising the option or, in the case of non-qualified option, shares to be received upon exercise of the option.

                    Grants to Non-Employee Directors. Under the 2003 Stock Plan, directors received automatic option grants of: (i) an initial grant of an option to purchase 10,000 shares of common stock upon initial election or appointment as a director; and (ii) an annual grant of an option to purchase 5,000 shares of common stock, either on the date of the shareholders meeting or the one year anniversary of the prior year’s meeting. While automatic option grants to non-employee directors will not be made under the 2013 Omnibus Plan, we do anticipate that our non-employee directors will continue to receive an option grant upon initial election or appointment to the Board and an annual option grant, generally on the date of the shareholders meeting or the one year anniversary of the prior year’s meeting. The exercise price of these grants shall be no less than the fair market value on the date of grant. Subject to other conditions described in the 2013 Omnibus Plan, option grants to non-employee directors will vest according to terms and conditions set at the time of grant and are exercisable within the earlier of 10 years from the grant date or within 90 days of a director ceasing to be a director for any reason.

          Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

          Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to transfer or vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The vesting period for these awards shall be determined by the Compensation Committee in its discretion. The Compensation Committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control of Insignia. If the participant’s employment or service terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

          Performance Awards. Performance awards granted under the 2013 Omnibus Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, and to comply with or be exempt from Section 409A of the Code. Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period and within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria:

•	Revenue;
•	Cash flow;
•	Gross profit;
•	Earnings before interest and taxes;
•	Earnings before interest, taxes, depreciation and amortization;
•	Net earnings;
•	Earnings per share;
•	Margins, including gross profit, operating and net income margins;
•	Returns, including return on assets, equity, investment, capital and revenue and total shareholder return;
•	Stock price;
•	Working capital;
•	Market share;
•	Cost reductions;
•	Customer satisfaction;
•	Completion of key projects; and
•	Strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual and/or organizational levels.

          Other Stock Awards. The Compensation Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee and the 2013 Omnibus Plan limitations.

Change in Control

In the event of a Change in Control (as defined in the 2013 Omnibus Plan), the Compensation Committee may, on a participant-by-participant basis (i) cause any outstanding Awards to become vested and immediately exercisable, in whole or in part; (ii) cause any outstanding option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that change in control, cancel that option upon closing of the change in control; (iii) cancel any unvested Award or unvested portion thereof, with or without consideration; (iv) cancel any Award in exchange for a substitute award; (v) redeem any restricted stock or RSU for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted share on the date of the change in control; (vi) cancel any option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of shares subject to that option, multiplied by the difference, if any, between the fair market value per share on the date of the Change in Control and the exercise price of that option; provided that if the fair market value per share on the date of the Change in Control does not exceed the exercise price of any such option, the Compensation Committee may cancel that option without any payment of consideration; and/or (vii) take such other action as the Compensation Committee determines to be reasonable under the circumstances; provided that the Compensation Committee may only use discretion to the extent permitted under Section 409A of the Code.

The Compensation Committee, in its sole discretion, has the authority to determine the application of the foregoing provisions.

Award Transfers Generally Prohibited

Unless otherwise provided by the 2013 Omnibus Plan, no award (other than shares of unrestricted stock) granted under the 2013 Omnibus Plan, and no right under any such award, will be transferable by a participant without consideration except by will or by the laws of descent and distribution.

Award Repricing Prohibited Without Prior Shareholder Approval

Without the approval of our shareholders, no option or SAR may be amended to reduce its initial exercise or grant price, and no option or SAR may be canceled and replaced with an option, SAR or other award having a lower exercise price, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2013 Omnibus Plan.

2013 Omnibus Plan Amendments; Award Amendments

The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2013 Omnibus Plan at any time, except that prior shareholder approval will be required for any amendment to the 2013 Omnibus Plan required under applicable law, including the rules and regulations of the NASDAQ Stock Market.

Subject to the provisions of the 2013 Omnibus Plan or an award agreement, the Compensation Committee may not amend any outstanding award agreement without the participant’s consent, if the action would adversely affect the participant’s rights.

Federal Income Tax Consequences of Awards under the 2013 Omnibus Plan

The 2013 Omnibus Plan has been designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation and to minimize the risk of premature income taxes and related penalties on participating employees under Section 409A of the Code. The following description is a summary, and not a comprehensive description, of certain federal income tax consequences relating to awards that the Company may grant under the 2013 Omnibus Plan. The description does not address all tax consequences that may apply to an award or specific tax consequences that may apply to a participant who receives an award because of the participant’s individual circumstances. The description is based on current statutes, regulations, and interpretations, all of which are subject to change, and any change of which may have a significant effect on the following description. The description does not include state or local income tax consequences, which also may be significant.

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. When the holder of a non-qualified stock option exercises the option, the holder must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a person’s disposition of shares of common stock acquired through the exercise of an option or SAR will depend on how long the shares have been held, and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with a person’s disposition of shares of common stock acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other Than Options and SARs. As to other awards granted under the 2013 Omnibus Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable; (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Our Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2013 Omnibus Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2013 Omnibus Plan. However, we will not receive any income tax deduction when a participant recognizes capital gain income upon disposition of shares of common stock received pursuant to an incentive stock option or any other form of award.

Delivery of Shares for Tax Obligation. Under the 2013 Omnibus Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver to us shares of common stock (either shares received upon the receipt or exercise of the award, or shares previously owned by the holder of the option) to satisfy federal and state income tax obligations.

Section 162(m) of the Code. Section 162(m) of the Code limits the federal income tax deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers. “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. Under the 2013 Omnibus Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” In addition, awards that are conditioned upon achievement of certain performance goals may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that awards under the 2013 Omnibus Plan will be fully deductible under all circumstances.

Section 409A of the Code. The Compensation Committee will administer and interpret the 2013 Omnibus Plan and all award agreements in a manner intended to satisfy the requirements of Section 409A of the Code, so as to minimize the risk of any adverse tax results thereunder to a holder of an award. If any provision of the 2013 Omnibus Plan or any award agreement would result in such adverse consequences, the Compensation Committee may amend that provision or take other reasonably necessary action to minimize the participants’ risk of any adverse tax results; no such action shall be deemed to impair or otherwise adversely affect the rights of a holder of an award under the 2013 Omnibus Plan.

Future Awards to be Granted under the 2013 Omnibus Plan; New Plan Benefits

As of the date hereof, no awards have been granted under the 2013 Omnibus Plan, and none will be made until shareholder approval has been obtained. However, assuming shareholder approval is obtained for the 2013 Omnibus Plan, grants to non-employee directors are expected to be made on the date of, but after the 2013 shareholder meeting. Such grants have not yet been made, and the terms of such grants are not yet determined (including, for example, the exercise price, but which price will be no less than the fair market value on the date of grant). Because such grants are expected, though contingent, we have provided the New Plan Benefits table below describing such benefits. However, please refer to page 7 of this Proxy Statement for the Compensation of Non-Employee Directors table which provides information regarding, among other items, the option grants, including the value, that were made to this group during 2012. Please also see the Equity Compensation Plan Information table below which provides information regarding our 2003 Stock Plan at December 31, 2012.

Apart from the potential grants to non-employee directors, the number and types of awards that will be granted in the future under the 2013 Omnibus Plan are not determinable, as the Compensation Committee will make these determinations in its sole discretion. However, as it has in the past with respect to the 1990 and 2003 Stock Plans, the Company intends to seek prior shareholder approval to increase the amount of common stock issuable under the 2013 Plan in a measured fashion based on the Company’s business plans and objectives.

New Plan Benefits Table

The following table sets forth the automatic non-employee director grants that are expected to be made on the date of the 2013 Annual Meeting if the 2013 Omnibus Plan is approved by shareholders.

2013 Omnibus Plan

Name and Position	Dollar Value ($)	Number of Units
Scott F. Drill
Chief Executive Officer and Secretary	--	--
Glen P. Dall
President and Chief Operating Officer	--	--
John C. Gonsior
Vice President of Finance, Chief Financial Officer and Treasurer	--	--
Alan M. Jones (1)
Senior Vice President, CPG and Retail Sales	--	--
A. Thomas Lucas (1)
Senior Vice President, Operations	--	--
Executive Group	--	--
Non-Executive Director Group	--	25,000(2)
Non-Executive Officer Employee Group	--	--

__________________________
(1)	Because they are no longer employed by the Company, Messrs. Jones and Lucas will not be participants in the 2013 Omnibus Plan.
(2)

This assumes grants made only during 2013 to the current group of non-employee directors (five individuals) based on past practices (an annual grant of an option to purchase 5,000 shares of common stock), rather than all potential grants made over the life of the 2013 Omnibus Plan (10 years) since: (i) the Plan has not yet been approved; and (ii) no grants have been made.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans, the 1990 Plan, the 2003 Stock Plan and our Employee Stock Purchase Plan, as of December 31, 2012.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	1,469,673 (1)	$3.03	335,194 (2)

Equity compensation plans not approved by security holders	—	—	—
Total	1,469,673	$3.03	335,194

(1)

This number represents 31,400 options exercisable under the 1990 Plan and 1,438,273 options exercisable under the 2003 Stock Plan. The final, remaining 1990 Plan options expired in February 2013. The 2003 Stock Plan expired on February 24, 2013, but 1,438,273 options remain exercisable until their various vesting dates.

(2)

This number includes 235,509 shares available for issuance under our Employee Stock Purchase Plan. The Company maintains the Employee Stock Purchase Plan, pursuant to which eligible employees, including named executive officers, can contribute up to ten percent of their base pay per year to purchase shares of Common Stock. The shares are issued by the Company at a price per share equal to 85% of market value on the first day of the offering period or the last day of the plan year, whichever is lower. This number also includes 99,865 shares available for issuance under the 2003 Stock Plan prior to its expiration on February 24, 2013, but which are no longer available.

Registration with the Securities and Exchange Commission

The Company intends to file a Registration Statement on Form S-8 covering the issuance of the shares under the 2013 Omnibus Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2013 Omnibus Plan by the Company’s shareholders.

Board Voting Recommendation; Vote Required

Upon the recommendation of the Compensation Committee, the Board adopted the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan subject to shareholder approval. The Board recommends that the shareholders vote FOR the approval of the 2013 Omnibus Plan.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote (excluding broker non-votes), is required to approve the 2013 Omnibus Plan.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED “FOR” APPROVAL OF THE 2013 OMNIBUS STOCK AND INCENTIVE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ADOPTION OF THE 2013 OMNIBUS STOCK AND INCENTIVE PLAN AND RESERVATION OF 250,000 SHARES RELATED THERETO.

PROPOSAL NUMBER THREE – NON-BINDING ADVISORY VOTE ON EXECUTIVE
COMPENSATION

Introduction

At the Annual Meeting on May 25, 2011, shareholders voted to cast advisory, non-binding votes on executive compensation on an annual basis. Accordingly, we are requesting this non-binding advisory vote on the executive compensation paid to our Named Executive Officers.

Effect of Vote

Under the Dodd-Frank Wall Street Reform and Consumer Protect Act and SEC rules, the vote of the shareholders on this resolution is a “non-binding” advisory vote. The purpose of the vote is for the shareholders to give their opinion to the Board on the Company’s executive compensation. The Board is not required by law to take any action in response to the shareholder vote. However, the Board values the opinion of the shareholders, and the Board and the Compensation Committee will evaluate the results of the 2013 vote carefully when making future decisions regarding compensation of the Named Executive Officers.

Compensation Philosophy and Compensation of our Named Executive Officers

Our discussion of the authority and processes of the Compensation Committee and its committee charter beginning on page 5 of this Proxy Statement explains the responsibilities of our Compensation Committee. This summary and the Narrative Disclosure of Executive Compensation beginning on page 22 provide information concerning the compensation philosophy, plans and policies under which we paid the Named Executive Officers in the Summary Compensation Table on page 21.

The Compensation Committee’s charter includes a statement that the Committee’s mission is to compensate the Company’s executive officers in a manner consistent with the following philosophy and objectives: (i) to support the Company’s overall business strategy and objectives; (ii) to attract, retain and motivate the best executives in the Company’s industry; (iii) to promote the Company’s pay-for-performance philosophy; and (iv) to ensure that the Company’s compensation programs and practices are of the highest quality and designed with full consideration of all accounting, tax, securities law, and other regulatory requirements.

The Compensation Committee charter authorizes the Committee to retain outside consultants and advisors to assist the Committee. In February 2007, the Committee approved the retention of Towers Watson, a national executive compensation consulting firm, to conduct an executive compensation review and to provide data, and recommendations, where appropriate in the following areas: executive competitive pay level testing, annual incentive plan design, equity compensation and total potential dilution. Towers Watson delivered a report to the Committee in February 2007 that included its assessment, based on Watson Wyatt’s 2006-2007 Industry Report on Top Management Compensation and William Mercer’s 2006 Executive Compensation Survey, and proxy data from the Company’s 21 publicly-traded peer companies. The assessment found that the Company’s total cash compensation for the then-eight executives reviewed was slightly below competitive norms when compared to the external market data, in that the executives’ total base salary was 14% below the market median and the executives’ total cash compensation was 7% below the market median. Based on its assessment, Towers Watson recommended that the Committee consider normal increases to base salary and adoption of an annual incentive compensation plan for all of the executive officers. In its February 2007 report, Towers Watson stated that the base salaries of the Company’s executive officers were slightly below the external median market data they reviewed, and that normal increases (3% to 6%), were appropriate if justified by performance.

The Compensation Committee believes the Company’s executive compensation program continues to reflect these recommendations and is designed to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. As set forth in the Summary Compensation Table and the Narrative Disclosure of Executive Compensation, our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders.

In 2012, the Committee viewed Towers Watson’s 2007 report as continuing to be relevant, and did not retain Towers Watson or any other consultant to advise the Committee in setting base salaries for 2012. Mr. Drill volunteered to take a 50% reduction in his annual base salary in April 2012. The other executive officers did not receive increases in base salary. Mr. Jones accepted a 25% decrease in base salary in 2012. No annual incentive payments, which are based on attainment of performance objectives, were made. Long-term incentive awards, in the form of stock options, while made in 2012, will result in value to the executives only if Company performance results in increases in the price of our common stock.

Given the pay-for-performance structure of our executive compensation program, the Compensation Committee and the Board believe that the compensation of our Named Executive Officers is reasonable and appropriate and justified by the performance of the Company in a challenging environment.

Form of Resolution

The shareholders are being asked at the Annual Meeting to vote “FOR” or “AGAINST” the following resolution:

          “RESOLVED, that the holders of the Company’s common stock approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2013 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Executive Compensation tables and the related footnotes and the Narrative Disclosure of Executive Compensation following the Summary Compensation Table).”

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table sets forth certain information regarding our current Named Executive Officers:

Name	Age	Position

Scott F. Drill	60	Chief Executive Officer, Secretary and Director
Glen P. Dall	51	President and Chief Operating Officer
John C. Gonsior	35	Vice President of Finance, Chief Financial Officer and Treasurer

Scott F. Drill also serves as on our Board of Directors, and information regarding Mr. Drill is included under Proposal Number One – Election of Directors.

Glen P. Dall has been the President and Chief Operating Officer since May 23, 2012. Prior to his appointment to President and COO, Mr. Dall had been the Company’s EVP and COO since March 2012 and the Vice President of Corporate Development since September 2009. For 19 years prior to joining the Company, Mr. Dall served in various roles at Valassis Communications, Inc., most recently as a Director of CPG Sales from October 2007 to September 2009.

John C. Gonsior has been the Vice President of Finance, Chief Financial Officer and Treasurer since June 2011. Prior to joining the Company, Mr. Gonsior spent his career in public accounting, most recently at Grant Thornton, LLP from 2006 to 2011 where his last position held was that of Senior Manager. Mr. Gonsior is a licensed CPA with extensive experience in financial reporting, internal controls and corporate tax.

Executive officers are elected annually by the Board of Directors and serve for a one-year period. There are no family relationships between any of the Named Executive Officers or directors of the Company.

Summary Compensation Table – Fiscal Years 2012 and 2011

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to Insignia Systems, Inc. during the fiscal years ended December 31, 2012 and 2011 by our Chief Executive Officer, our President and Chief Operating Officer and our Vice President of Finance, Chief Financial Officer and Treasurer, and two other executive officers, together referred to as our Named Executive Officers (as that term is defined in the applicable regulations).

Name and Position	Year	Salary	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total
Scott F. Drill	2012	$197,625	$800,000	$35,591	$-	$18,278		$1,051,494
Chief Executive Officer and Secretary	2011	316,200	800,000	46,094	10,062	18,520		1,190,876

Glen P. Dall	2012	$257,000	$-	$48,872	$-	$29,400		$335,272
President and Chief Operating Officer	2011	248,867	50,000	80,109	2,597	-		381,573

John C. Gonsior(5)	2012	$180,000	$-	$43,978	$-	$-		$223,978
Vice President of Finance, Chief Financial Officer and Treasurer	2011	99,577	-	34,015	-	-		133,592

Alan M. Jones(6)	2012	$156,250	$-	$18,819	$38,935	$85,967	(7)	$299,964
Senior Vice President, CPG and Retail Sales	2011	183,333	100,000	46,094	99,683	-		429,110

A. Thomas Lucas(8)	2012	$169,728	$-	$18,819	$-	$-		$188,547
Senior Vice President, Operations	2011	169,728	200,000	46,094	5,401	-		421,223

(1)

Only discretionary bonuses are disclosed in the Bonus column. Bonuses based upon the achievement of certain performance targets are reported in the Non-Equity Incentive Plan Compensation column of this table. The bonuses paid to Mr. Drill, Mr. Dall, Mr. Lucas, and Mr. Jones were made under the one-time 2011 Performance Bonus Plan adopted by the Company’s Board of Directors in 2011 and further discussed in this Proxy Statement beginning on page 23.

(2)

The Option Awards in the table above were granted pursuant to the 2003 Stock Plan. The dollar value of the options shown represents the estimated grant date fair value in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, which requires several significant judgments and assumptions. Please refer to Note 5, “Shareholders’ Equity” to the Company’s financial statements in its Form 10-K for the year ended December 31, 2012, for information regarding the assumptions used to determine the fair value of options granted.

(3)

Amounts under the Non-Equity Incentive Plan Compensation column were earned by Mr. Drill, Mr. Dall and Mr. Lucas under the Executive Officer Incentive Bonus Plans for the years indicated and were based upon the achievement of certain revenue and corporate net income performance targets, except that in 2011, payments were for annual cash incentives accrued for in fiscal year 2010 but paid in 2011. Amounts in this column earned by Mr. Jones represent commissions earned based upon POPS revenue.

(4)

All Other Compensation totals for Mr. Drill represent amounts paid for annual auto allowance, taxable medical reimbursements and group term life insurance premiums. All Other Compensation totals for Mr. Dall represent amounts paid for annual auto allowance, group term life insurance premiums and relocation allowance. All Other Compensation amounts for Mr. Jones are described in footnote 7, below.

(5)	Mr. Gonsior was appointed to his position on June 13, 2011.
(6)	Mr. Jones served as the Company’s Senior Vice President of CPG and Retail Sales from May 2007 until his departure from the Company on September 30, 2012.

(7)

Upon his departure, Mr. Jones and the Company entered into a Consulting Agreement and Release of Claims (“Consulting Agreement”) to serve as a consultant until June 30, 2013. The amounts paid pursuant to the Consulting Agreement are reflected in the All Other Compensation column and consisted of approximately $63,000 for his consulting services, payment of COBRA premiums on his behalf in the amount of $4,000, payment of outplacement services on his behalf in the amount of $10,000 and a lump sum payment of $4,500. The All Other Compensation amount for 2012 also includes $4,500 in housing allowance paid prior to September 30, 2012.

(8)	Mr. Lucas retired from the Company effective January 17, 2013. He had served as Senior Vice President of Operations since April 2007 and prior to that in various positions with the Company since 1992.

Narrative Disclosure of Executive Compensation

The principal components of compensation for the Company’s Named Executive Officers are: (i) base salary; (ii) non-equity incentive compensation in the form of an annual cash bonus under the Executive Officer Incentive Bonus Plan (“Executive Bonus Plan”); and (iii) long-term, equity-based incentive compensation. These components of compensation are summarized below, along with a one-time bonus plan adopted by the Board of Directors in 2011. This summary is followed by a description of each named executive officer’s individual compensation and other arrangements with the Company and the compensation received thereunder.

Executive Officer Incentive Bonus Plan.

In general, the Executive Bonus Plan provided that on an annual basis the Named Executive Officers are eligible to earn non-equity incentives in the form of annual cash bonus payments if the Company met POPS revenue and net income performance objectives. The potential incentive payments for meeting certain POPS revenue objectives, as a percentage of annual base salary were: 7% at 80% of target, 12% at 100% of target and 18% at 120% of target. Executives also could receive incentive payments in the same amounts at the same target percentages for meeting certain net income objectives, for a total potential bonus of between 7% and 36% of base salary.

All of the Named Executive Officers were eligible to participate in the Executive Officer Bonus Plan in 2012; however, no payments were earned or made. In 2013, only Mr. Dall and Mr. Gonsior will be eligible to earn payments under the Executive Officer Bonus Plan. The plan provides for the following payments, as a percentage of annual base salary, if certain POPS revenue objectives are met: 7% at approximately 87% of target, 12% at 100% of target, 20% at approximately 109% of target and 40% at slightly over 117% of target. Mr. Dall and Mr. Gonsior are also eligible to receive payments, as a percentage of annual base salary, if certain corporate operating income objectives are met: 5% at 40% of target; 10% at 100% of target, 20% at 160% of target and 30% at 200% of target.

By way of example, if the Company were to achieve 100% of target performance on both performance objectives, Mr. Dall, whose annual base salary is $257,000, would be eligible to receive a payment of $56,540, and Mr. Gonsior, whose annual base salary is $180,000, would be eligible to receive a payment of $39,600.

Long-term, Equity-Based Incentive Compensation (Stock Options).

The Named Executive Officers, along with other key employees, were eligible in 2012 for consideration by the Compensation Committee, generally on an annual basis, to receive long-term (equity) incentive compensation in the form of stock option grants. The Committee usually considers grants annually at its meeting held in conjunction with the annual shareholder meeting (typically May of each year) and at other times if appropriate. The 1990 Stock Plan and the 2003 Stock Plan have been the basis of the Company’s long-term incentive plans for executive officers and other key employees, although no stock options have been granted under the 1990 Stock Plan since 2003, nor will any be granted under the 2003 Stock Plan in the future because it expired in February 2013.

Under these plans, the stock option grants allow participants to purchase shares of Company stock at a price equal to the fair market value of the stock on the date of grant over a term of ten years. The options generally vest and become exercisable over a period of up to three years following the date of grant. Options granted under the 2003 Stock Plan were granted at an exercise price determined by the Compensation Committee (the “Committee”) on the date of grant equal to the fair market value on the date of grant. In 2012, the Compensation Committee granted options to the Named Executive Officers under the 2003 Stock Plan on May 23 and December 4, as shown in the Executives’ Outstanding Equity Awards at Fiscal Year End table on page 27.

               2012 Stock Option Grants. In 2012, the Compensation Committee approved the grant of incentive stock options under the 2003 Stock Plan on two occasions. On May 23, 2012, Messrs. Drill, Dall, Gonsior, Jones and Lucas each received incentive stock options to purchase 20,000 shares at an exercise price of $1.74 per share. The options will vest ratably in one-third increments on an annual basis over three years and, in the case of Messrs. Drill, Dall and Gonsior will expire on May 23, 2022. The options granted to Mr. Jones expired on December 29, 2012 pursuant to the terms of the 2003 Stock Plan due to his separation from the Company on September 29, 2012. The options granted to Mr. Lucas will expire on April 17, 2013 due to his retirement on January 17, 2013.

On December 4, 2012, the Company granted incentive stock options to purchase 20,000, 35,000 and 30,000 shares, respectively, to Messrs. Drill, Dall and Gonsior at an exercise price of $1.61 per share. The options will vest ratably in one-third increments on an annual basis over three years and will expire on December 4, 2022.

               2011 Stock Option Grants. In 2011, the Compensation Committee also approved the grant of incentive stock options under the 2003 Stock Plan on two occasions. On May 25, 2011, Messrs. Drill, Dall, Jones and Lucas each received incentive stock options to purchase 20,000 shares at an exercise price of $4.22 per share. The options will vest ratably in one-third increments on an annual basis over three years and, in the case of Messrs. Drill and Dall will expire on May 25, 2021. The options granted to Mr. Jones expired on December 29, 2012 pursuant to the terms of the 2003 due to his separation from the Company on September 29, 2012. The options granted to Mr. Lucas will expire on April 17, 2013 due to his retirement on January 17, 2013. Mr. Gonsior did not receive an option grant because he did not commence employment with the Company until June 2011.

On August 23, 2011, Messrs. Dall and Gonsior each received incentive stock options to purchase 20,000 shares at an exercise price of $3.13 per share. The options will vest ratably in one-third increments on an annual basis over three years and will expire on August 23, 2021.

2011 Performance Bonus Plan.

               Background and Terms. In 2011, in lieu of the non-equity annual bonus program, the Board of Directors approved a performance bonus plan (the “2011 Performance Bonus Plan”) in the aggregate amount of $3,987,500 for payments to certain employees (executive and non-executive) in recognition of their efforts during our litigation with News American Marketing In-Store, LLC (“News America”). The total amount paid under the 2011 Performance Bonus Plan was equal to five percent of the gross settlement proceeds in excess of $10,000,000, minus contingent attorney’s fees and $4,000,000 paid by the Company to News America for a ten-year arrangement to sell signs with price into News America’s retailer network as News America’s exclusive agent.

Although shareholder approval of the 2011 Performance Bonus Plan was not required due to its temporary duration and the one-time nature of the payment, the total amount paid was the same as approved in 2008 by the Board of Directors and the shareholders for payment related to the litigation under the Senior Management Litigation Incentive Plan (“Prior Plan”). The Board terminated the Prior Plan in 2009.

Adoption of the 2011 Performance Bonus Plan was recommended to the Board by the Compensation Committee. Prior to approval and award of bonuses, the Committee consulted with the Company’s Chief Executive Officer, with the Company’s outside law and independent accounting firms and with Towers Watson. Towers Watson advised the Committee that the proposed payouts under the 2011 Performance Bonus Plan were consistent with external market practices and trend data when considering the Company’s annual compensation, the lengthy time period of the litigation, and its consistency with the Prior Plan approved by shareholders. The 2011 Performance Bonus Plan is no longer in effect.

          Awards and Payments Made. The Company made the following payments pursuant to the 2011 Performance Bonus Plan:

               Drill Payment. In 2011, Mr. Drill received an award of $2,400,000 under the 2011 Performance Bonus Plan. He received payment of this award in three equal annual installments of $800,000 in March 2011, March 2012 and January 2013.

               Dall Payment. In 2011, Mr. Dall received payment of a $50,000 award under the 2011 Performance Bonus Plan.

               Jones Payment. In 2011, Mr. Jones received payment of a $100,000 award under the 2011 Performance Bonus Plan.

               Lucas Payment. In 2011, Mr. Lucas received payment of a $200,000 award under the 2011 Performance Bonus Plan.

Mr. Gonsior was not eligible for a payment under the 2011 Performance Bonus Plan because he was not employed at the time awards were made.

          Severance and Change in Control Arrangements with Named Executive Officers.

               Severance Benefits in the Event of Change in Control. Mr. Drill, Mr. Dall and Mr. Gonsior each have a Change in Control Severance Agreement (“Change in Control Agreement”) with the Company calling for lump sum severance payments equal to two years’ base salary in effect prior to the Change in Control if their employment is terminated after the Change in Control. “Change in Control” is defined as a sale of all or substantially all of the assets of the Company, a merger in which the shareholders of the Company own less than 50% of the surviving entity, the acquisition of 40% or more of the Company’s outstanding stock by a single person or a group, or the election of a majority of the Company’s directors who consist of persons who were not nominated by the Company’s prior Board of Directors.

               Drill Change in Control Agreement - Additional Terms. In the case of Mr. Drill, effective in March 2013, the Company and Mr. Drill further amended Mr. Drill’s May 1, 2012, Amended Change in Control Agreement (collectively, “Drill Change in Control Agreement”). The Drill Change in Control Agreement provides that Mr. Drill will receive a change in control severance payment only in a Change in Control where News America or one of its affiliated companies is the acquiring entity. In the event of a qualifying Change in Control, Mr. Drill has the right to terminate his employment and receive a lump sum Change in Control payment equal to two times his base salary of $316,200 that was in effect immediately prior to a salary reduction in April 2012. Also under the Drill Change in Control Agreement, if the Company fails to satisfy the compensation terms of the March 2013 Agreement (described below on page 25), this amendment to his Change in Control Agreement will be null and void, and the terms and conditions of Mr. Drill’s Amended Change in Control Agreement dated May 1, 2012, will be in effect.

               Dall and Gonsior Change in Control Arrangements - Additional Terms. Unlike the Drill Change in Control Agreement, Mr. Dall’s and Mr. Gonsior’s Change in Control Agreements provide that, in addition to a Change in Control, a subsequent termination of employment without cause or a resignation for Good Reason must occur within two years following the Change in Control in order for the executive officers to receive benefits. “Good Reason” is defined in the agreement to include demotion, reduction in salary or benefits, relocation, and certain other events.

In addition, Mr. Dall and Mr. Gonsior may be entitled to additional payments in the event of a Change in Control. The 2013 Executive Bonus Plan provides that if there is a Change in Control of the Company, as that term is defined in Mr. Dall’s and Mr. Gonsior’s Change in Control Agreements, and subsequent triggering termination of employment, Mr. Dall and Mr. Gonsior would be eligible to receive certain lump sum distributions of incentive compensation. The amount of the lump sum distribution, if any, would be a pro-rata portion of the amount of bonus that would be paid if the year-to-date financial performance were extrapolated for the year based upon that information and the prospects for the balance of the fiscal year as determined by the Compensation Committee.

               Jones and Lucas Change in Control Agreements. Although during 2012 the Company had Change in Control Agreements with Mr. Jones and Mr. Lucas under similar terms and conditions as the above agreements, these agreements are no longer in effect because Mr. Jones and Mr. Lucas are no longer employed by the Company.

               Severance Benefits in the Event of Termination Other Than in Change in Control. In 2012, Mr. Drill, Mr. Dall and Mr. Gonsior did not have employment agreements or arrangements providing for severance benefits in the event of termination of employment other than due to a change in control.

Additional Terms of Employment Agreements/Arrangements with Named Executive Officers Currently Employed by the Company.

The information provided below relates to additional specific terms and other information particular to the employment agreements or arrangements of Named Executive Officers currently employed by the Company.

          Scott F. Drill

               Employment Arrangement and Base Salary. Mr. Drill has served as the Company’s CEO and Secretary since May 2012. Prior to May 2012, he had served as President and CEO since 1998. In 2012, he was employed by the Company at will, meaning either the Company or Mr. Drill could terminate his employment at any time. In April 2012, his annual base salary was $158,100, a voluntary reduction of 50% from the previous year.

In March 2013, Mr. Drill entered into an employment agreement (the “March 2013 Agreement”) with the Company. The March 2013 Agreement generally provides that he will remain employed as CEO at his current annual base salary of $158,100 until December 31, 2014, or earlier, if the Board of Directors chooses to retain another CEO. While still employed as the CEO, Mr. Drill will transition certain operational duties to the President and COO. He will focus on: (i) advice and consultation with the President and COO, the CFO (including oversight in the area of financial reporting) and other senior managers; (ii) participating in key customer relationships; and (iii) working with the Board on long-range planning and strategy.

In the event the Company hires another CEO prior to December 31, 2014, Mr. Drill would remain an employee through December 31, 2014, at the same base salary to perform such duties as assigned by the Board. In addition, in such event, Mr. Drill will be provided an office at the Company and participation in health and dental insurance and other employee benefits plans. Although eligible in 2012, Mr. Drill will no longer be eligible for future annual cash incentive payments or stock option grants under the terms of March 2013 Agreement.

Mr. Drill’s employment is subject to prior termination for cause. His employment agreement does not provide for a pre-determined severance arrangement, except for termination after a Change in Control as provided in the Drill Change in Control Agreement effective in March 2013, and summarized in the Severance and Change in Control Arrangements with Named Executive Officers section above. Mr. Drill is not eligible, and waived and released the Company from, any other obligation, either formal or informal, to pay any severance at the end of his employment.

          Glen P. Dall

               Employment Arrangement and Base Salary. Mr. Dall is the President and Chief Operating Officer and has served in that capacity since May 23, 2012. Prior to his appointment as President and COO, Mr. Dall had served as the Company’s Executive Vice President and Chief Operating Officer since March 1, 2012 and as the Company’s Vice President of Corporate Development since September 2009. He currently receives base compensation of $257,000 per year.

Mr. Dall’s arrangement with the Company does not specify a term of service, and either the Company or Mr. Dall may terminate his employment at any time. His employment arrangement also does not provide for terms relating to termination or a pre-determined severance arrangement, except for termination after a Change in Control as provided in Mr. Dall’s Change in Control Agreement dated September 1, 2010, and summarized in the Severance and Change in Control Arrangements of Named Executive Officers section above.

          John C. Gonsior

               Employment Arrangement and Base Salary. Mr. Gonsior is the Company’s Vice President of Finance, Chief Financial Officer and Treasurer and has served in that capacity since June 2011. Mr. Gonsior currently receives base compensation of $180,000 per year.

Mr. Gonsior’s arrangement with the Company does not specify a term of service, and either the Company or Mr. Gonsior may terminate his employment at any time. His employment arrangement also does not provide for terms relating to termination or a pre-determined severance arrangement, except for termination after a Change in Control as provided in Mr. Gonsior’s Change in Control Severance Agreement dated June 13, 2011, and summarized in the Severance and Change in Control Arrangements of Named Executive Officers section above.

          Employment Agreements/Arrangements with Named Executive Officers No Longer Employed by the Company.

          Alan M. Jones (no longer employed with the Company)

               Employment Arrangement and Base Salary. Mr. Jones’ employment relationship with the Company ended on September 30, 2012. He had served as the Company’s Senior Vice President of CPG and Retail Sales since May 2007. From August 1998 to May 2007, he held various positions within the Insignia POPS Division including Vice President of Retail Sales and subsequently Vice President of CPG Sales. Mr. Jones received base compensation of $187,500 per year in 2012, a 25% reduction from his 2011 base salary of $250,000. The reduced portion of Mr. Jones’ base salary was recoverable through a potential bonus (paid as a draw) if POPS revenue targets were met. Mr. Jones did not earn non-equity incentives in the form of annual cash incentive payments. Rather, he was eligible to earn commissions of one percent of all POPS revenue from consumer packaged goods manufacturers (CPGs), subject to adjustments based on gross margin.

Mr. Jones’ arrangement with the Company did not specify a term of service, and either the Company or Mr. Jones could have terminated his employment at any time. His employment arrangement did not provide for terms relating to termination or a pre-determined severance arrangement, except for termination after a Change in Control as provided in Mr. Jones’ Amended Change in Control Agreement dated July 30, 2012, and summarized in the Severance and Change in Control Arrangements of Named Executive Officers section above.

               Consulting Agreement and Release of Claims. When Mr. Jones left the Company, we entered into a Consulting Agreement and Release of Claims (“Consulting Agreement”) with him. The Consulting Agreement provides generally for him to assist with the transition of his duties and to provide other consulting services related to sales and Company business for a period of nine months ending June 30, 2013. During this time, Mr. Jones receives gross monthly payments of $20,833, payment of his monthly COBRA premiums for health and dental insurance, provision of up to $10,000 in outplacement services and a lump sum payment of $4,500.

               Stock Option Grants. Pursuant to the terms of the 2003 Stock Plan, all of Mr. Jones’ outstanding stock options, including those granted in 2012 and 2011, expired on December 29, 2012.

          A. Thomas Lucas (no longer employed with the Company)

               Employment Arrangement and Base Salary. Until his retirement on January 17, 2013, Mr. Lucas was the Company’s Senior Vice President of Operations and had served in that capacity since April 2007 and various other capacities since 1992. Mr. Lucas received annual base compensation of $169,728.

Mr. Lucas’ arrangement with the Company did not specify a term of service, and either the Company or Mr. Lucas could have terminated his employment at any time. Mr. Lucas’ employment arrangement with the Company did not provide for terms relating to termination or a pre-determined severance arrangement, after a Change in Control as provided in Mr. Lucas’ Amended Change in Control Severance Agreement dated May 26, 2010, and summarized in the Severance and Change in Control Arrangements of Named Executive Officers section above.

               Stock Option Grants. Pursuant to the terms of the 2003 Stock Plan, all of Mr. Lucas’ outstanding stock options, including those granted in 2012, will expire unless exercised by April 17, 2013.

Executives’ Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2012.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Scott F. Drill	05/21/2008	13,333	—		$1.92	05/21/2018
	05/20/2009	13,333	—		2.80	05/20/2019
	05/26/2010	13,334	6,666	(2)	5.49	05/26/2020
	05/25/2011	6,667	13,333	(2)	4.22	05/25/2021
	05/23/2012	—	20,000	(2)	1.74	05/23/2022
	12/04/2012	—	20,000	(2)	1.61	12/04/2022

Glen P. Dall	08/31/2009	13,333	—		$3.79	08/31/2019
	05/26/2010	13,334	6,666	(2)	5.49	05/26/2020
	05/25/2011	6,667	13,333	(2)	4.22	05/25/2021
	08/23/2011	6,667	13,333	(2)	3.13	08/23/2021
	05/23/2012	—	20,000	(2)	1.74	05/23/2022
	12/04/2012	—	35,000	(2)	1.61	12/04/2022

John C. Gonsior	08/23/2011	6,667	13,333	(2)	$3.13	08/23/2021
	05/23/2012	—	20,000	(2)	1.74	05/23/2022
	12/04/2012	—	30,000	(2)	1.61	12/04/2022

A. Thomas Lucas	05/20/2003	7,500	—		$5.80	05/20/2013
	05/23/2007	35,000	—		3.75	05/23/2017
	05/21/2008	6,666	—		1.92	05/21/2018
	05/20/2009	13,333	—		2.80	05/20/2019
	05/26/2010	13,334	6,666	(3)	5.49	05/26/2020
	05/25/2011	6,667	13,333	(3)	4.22	05/25/2021
	05/23/2012	—	20,000	(3)	1.74	05/23/2022

(1)

Each option vests and becomes exercisable in three equal annual installments over the three-year period measured from the grant date, subject to continued employment with us on each vesting date, unless noted otherwise. All options outstanding to Mr. Jones expired 90 days after the termination of his employment relationship with the Company on December 29, 2012, pursuant to the terms of the 2003 Stock Plan and are therefore not included in this table.

(2)

The unvested portions of Mr. Drill’s and Mr. Dall’s May 26, 2010, options will vest on May 26, 2013. The unvested portions of Mr. Drill’s and Mr. Dall’s May 25, 2011, options will vest in increments of 6,667 and 6,666, on May 25 in 2013 and 2014, respectively. The unvested portions of Mr. Dall’s and Mr. Gonsior’s August 23, 2011, options will vest in increments of 6,667 and 6,666 on August 23 in 2013 and 2014, respectively. The unvested portions of Mr. Drill’s, Mr. Dall’s and Mr. Gonsior’s May 23, 2012, options will vest in increments of 6,667, 6,667 and 6,666 on May 23 in 2013, 2014 and 2015, respectively. The unvested portions of the December 4, 2012, options will vest on December 4 in 2013, 2014 and 2015, in the following increments, respectively: Mr. Drill – 6,667, 6,667 and 6,666; Mr. Dall – 11,667, 11,667 and 11,666; Mr. Gonsior – 10,000 in each year.

(3)

Mr. Lucas retired from the Company on January 17, 2013. Pursuant to the terms of the 2003 Stock Plan, all of his options outstanding at December 31, 2012, will expire on April 17, 2013, unless exercised by that date.

Calculation of Potential Change in Control Payments

If a Change in Control had occurred on December 31, 2012, the Named Executive Officers in the Summary Compensation Table would have received the approximate lump sum payments set forth in the following table.

Name	Payment Amount(1)

Scott F. Drill(2)	$632,000

Glen P. Dall	$514,000

John C. Gonsior	$360,000

A. Thomas Lucas(3)	$339,000

__________________________
(1)

Due to Mr. Jones’ prior departure from employment, he would not have been eligible to receive a payment under the Change in Control Agreement on December 31, 2012 and is therefore not included in this table.

(2)

Effective with his March 26, 2013 employment agreement and amendment to his Change in Control Agreement, Mr. Drill is eligible for a lump sum payment only in the event of a qualifying Change in Control involving a single named company or any if its affiliated companies.

(3)	Due to Mr. Lucas’ retirement on January 17, 2013, the Company is no longer obligated under Mr. Lucas’ Change in Control Agreement.

Tax and Accounting Implications

     Deductibility of Executive Compensation

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any given year. Since corporate objectives may not always be consistent with the requirements for full deductibility, our Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under section 162(m). The Committee will consider deductibility of executive compensation, but deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. When it is feasible to do so, we will seek to maximize the deductibility for tax purposes of all elements of compensation under section 162(m). Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent upon shareholder approval of the compensation arrangement.

PROPOSAL NUMBER FOUR – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

While we are not required to do so, we are submitting the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for our fiscal year ending December 31, 2013, for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection. Baker Tilly has been the Company’s auditor since July 2011.

Management believes that neither Baker Tilly nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Company.

A representative of Baker Tilly is expected to be present at the Annual Meeting, and will be given the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the fees for services rendered by Baker Tilly for the years ended December 31, 2012, and December 31, 2011, respectively.

	2012	2011

Audit Fees(1)	$108,800	$111,000

Audit-Related Fees(2)	9,500	—

Tax Fees(3)	23,300	17,100

All Other Fees	—	—

Total	$141,600	$128,100

(1)

Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, reviews of quarterly financial statements, and filings of registration statements related to shares reserved for issuance under the Company’s stock plans.

(2)	Audit-related fees represent fees for the audit of the Company’s 401(k) plan.
(3)	Tax fees represent fees for the preparation of tax filings and technical advice regarding various tax issues and various state sales and use tax consultations.

Audit Committee Pre-Approval Policy

The Company’s Audit Committee Charter states that before the principal accountant is engaged by the Company to render audit or non-audit services in any year, the engagement will be approved by the Company’s Audit Committee. One hundred percent of the fees paid in 2012 and 2011 were pre-approved by the Company’s Audit Committee.

Change in Independent Registered Public Accounting Firm

As previously disclosed on June 3, 2011, effective on that date, Grant Thornton LLP (“Grant Thornton”) resigned as the Company’s independent registered public accounting firm. This resignation was the result of the appointment of John C. Gonsior as the Company’s new Vice President of Finance, Chief Financial Officer and Treasurer. Because Mr. Gonsior was an employee of Grant Thornton, and worked on Grant Thornton’s December 31, 2010 audit of the Company prior to his employment by the Company, Grant Thornton determined that the independence rules applicable to independent registered public accounting firms required its resignation.

The audit reports of Grant Thornton on the financial statements of the Company as of and for the last two fiscal years ended December 31, 2010 neither contained any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2010, and during the subsequent interim period through Grant Thornton’s resignation, there was no disagreement between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports. During the two most recent fiscal years and the subsequent interim period preceding Grant Thornton’s resignation, there were no reportable events (as described in Regulation S-K Item 304 (a)(1)(v)).

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the 2012 audited financial statements with management and Baker Tilly Virchow Krause, LLP. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Baker Tilly Virchow Krause, LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Baker Tilly Virchow Krause, LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence). The Committee discussed with the independent auditors the auditors’ independence from management and the Company and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the discussions with management and Baker Tilly Virchow Krause, LLP, the Audit Committee’s review of the representations of management and the report of Baker Tilly Virchow Krause, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the SEC.

Submitted by the Audit Committee:
David L. Boehnen, Chairman	Edward A. Corcoran	Peter V. Derycz	Gordon F. Stofer

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to the Company as to the beneficial ownership of common stock as of March 15, 2013, by: (i) persons known to the Company to hold 5% or more of such stock; (ii) each of the directors of the Company; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) by all current officers and directors as a group. The address of each director and officer is 8799 Brooklyn Boulevard, Minneapolis, Minnesota 55445. Beneficial ownership includes shares available for purchase under options which are either currently exercisable or exercisable within 60 days after March 15, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares

Shareholder
Bruce E. Hendry	1,138,302	(2)	8.3%
100 Third Avenue South
#3104
Minneapolis, MN 55401-2727

Directors and Executive Officers
Scott F. Drill**	416,168	(3)	3.0%

Edward A. Corcoran**	402,789	(4)	2.9%

Donald J. Kramer	117,490	(5)	*

A. Thomas Lucas	100,410	(6)	*

Gordon F. Stofer**	68,162	(7)	*

Reid V. MacDonald**	44,000	(8)	*

Glen P. Dall**	43,125	(9)	*

David L. Boehnen**	21,567	(10)	*

John C. Gonsior**	14,922	(11)	*

Alan M. Jones	12,494	(12)	*

Peter V. Derycz**	10,000	(13)	*

All current directors and officers as a group (8 persons)	1,020,733	(14)	7.4%

*	Indicates less than one percent.
**	Currently serves as executive officer or director of Insignia Systems, Inc.
(1)

Except as noted, all shares beneficially owned by each person as of the record date were owned of record, and each person had sole voting power and sole investment power for all such shares beneficially held.

(2)	Based on Schedule 13D/A filed with the SEC by Bruce F. Hendry on March 11, 2013.
(3)	Includes 40,000 shares subject to options, and 73,591 shares held in a family limited partnership.
(4)	Includes 10,000 shares subject to options.
(5)	Includes 20,000 shares subject to options which expired on March 31, 2013 due to Mr. Kramer’s retirement from the Board on December 31, 2012.
(6)	Includes 75,834 shares subject to options. Mr. Lucas retired from the Company on January 17, 2013. Any unexercised vested options will expire on April 17, 2013.
(7)	Includes 10,000 shares subject to options.
(8)	Includes 10,000 shares subject to options, and 34,000 shares held jointly with his spouse.

(9)	Includes 40,001 shares subject to options.
(10)	Consists of 21,567 shares subject to options.
(11)	Includes 6,667 shares subject to options.
(12)	Mr. Jones’ employment with the Company ceased on September 30, 2012.
(13)	Consists of 10,000 shares subject to options.
(14)	Includes 148,234 shares subject to options, 73,591 shares held in a family limited partnership of an officer, and 34,000 shares held jointly by a current director with his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2012. The Company knows of no failures to file a report required under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The SEC has specific disclosure requirements covering certain types of transactions that we engage in with our directors, executive officers or other specified parties. The Company receives an informational questionnaire from each director, nominee for director, executive officer, and greater than five percent shareholder which contains information about related-party transactions between them and the Company. The Company’s Audit Committee Charter assigns to the Audit Committee the responsibility to review and approve all related-party transactions. The Audit Committee reviews each related-party transaction to determine that it is fair and reasonable to the Company, and that the price and other terms included in any transaction are comparable to the terms that would be included in an arms-length transaction between the Company and an unrelated third party.

Except as noted below, we have not during the fiscal years of 2012 and 2011, engaged in any transaction, or series of similar transactions, to which we were or will be a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of our common stock or members of their immediate family had, or will have, a direct or indirect material interest. We do not have any currently proposed transaction or series of similar transactions.

During fiscal year 2011, the Company implemented a Stock Repurchase Plan. As previously disclosed in November and December 2011, the Company repurchased shares in private transactions from four Named Executive Officers and other employees to alleviate the effect of Alternative Minimum Tax (“AMT”) issues resulting from the exercise of options to purchase stock during 2011. The repurchases from the employees, including the Named Executive Officers, were reviewed and approved by the Company’s Board of Directors.

The Company entered into the following transactions to repurchase shares from the four Named Executive Officers indicated herein: (i) 200,000 shares from Scott F. Drill, the Company’s President, Chief Executive Officer and Secretary, at a price of $2.20 per share, for a total transaction amount of $440,000, 100% of which was Mr. Drill’s interest in the transaction; (ii) 202,000 shares from Scott J. Simcox, the Company’s then-Senior Vice President of Marketing Services, at a price of $2.20 per share, for a total transaction amount of $444,400, 100% of which was Mr. Simcox’s interest in the transaction; (iii) 130,001 shares from A. Thomas Lucas, the Company’s then-Senior Vice President of Operations, at a price of $2.20 per share, for a total transaction amount of $286,002, 100% of which was Mr. Lucas’ interest in the transaction; and (iv) 60,432 shares from Alan M. Jones, the Company’s then-Senior Vice President of CPG and Retail Sales, at a price of $2.04 per share, for a total transaction amount of $123,281, 100% of which was Mr. Jones’ interest in the transaction.

No officer, director or beneficial owner of 5% of our common stock has been indebted to us since the beginning of fiscal year 2011.

OTHER INFORMATION

Other Business

Management of the Company knows of no matters other than the foregoing to be brought before the Annual Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

2014 Shareholder Proposals

The proxy rules of the SEC permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company’s next meeting of Shareholders (for the year ending December 31, 2013) is expected to be held on or about May 21, 2014 and proxy materials in connection with that meeting are expected to be available on or about April 8, 2014. Any shareholder proposals prepared in accordance with the proxy rules for inclusion in the Company’s proxy materials must be received by the Company on or before December 10, 2013.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule, as modified by the Company’s Bylaws, provides that if a proponent of a proposal fails to notify the Company not less than 60 days nor more than 90 days prior to the anniversary of prior year’s annual meeting, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2014 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by March 23, 2014, but no earlier than February 21, 2014, the Company will be allowed to use its discretionary voting authority.

ANNUAL REPORT/FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, is being provided to shareholders with this Proxy Statement.

By Order of the Board of Directors

Scott Drill
Secretary

Whether or not you plan to attend the meeting, vote your shares over the Internet or by telephone by following the instructions on the proxy notice, or, if the proxy materials were mailed to you, by completing, signing, dating and mailing the enclosed proxy card promptly in the envelope provided with the proxy card.

APPENDIX A

INSIGNIA SYSTEMS, INC.
2013 OMNIBUS STOCK AND INCENTIVE PLAN

(Adopted by Board of Directors February 26, 2013; subject to Shareholder approval on May 22, 2013)

Section 1.	Purpose

          The purpose of the Plan is to attract, retain and motivate capable and loyal employees, officers, consultants, advisors and directors by offering such persons incentives to strive for the success of the Company’s business through various stock-based compensation arrangements, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2.	Definitions

          As used in the Plan, the following terms shall have the meanings set forth below:

          (a)          “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

          (b)          “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock Grant granted under the Plan.

          (c)          “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

          (d)          “Board” shall mean the Board of Directors of the Company.

          (e)          “Change in Control” means a transaction involving any of the following:

              (i)          the occurrence of (1) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, or (2) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

              (ii)          the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that such Person has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

              (iii)          the election to the Company’s board of directors of persons who constitute a majority of the board of directors and who were not nominated for election by the then-current board of directors, including, but not limited to, the occurrence of any transaction whereby individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority thereof following the transaction; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (f)          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

          (g)          “Committee” shall mean the Compensation Committee of the Board or any other committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m), and each member of the Committee shall be a “Non-Employee Director.”

          (h)          “Company” shall mean Insignia Systems, Inc., a Minnesota corporation, including any subsidiaries, and any successor corporation.

          (i)           “Director” shall mean a member of the Board, including any Non-Employee Director.

          (j)           “Eligible Person” shall mean any employee, officer, consultant, advisor or director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

          (k)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          (l)           “Fair Market Value” means the closing price for the common stock on the NASDAQ Stock Market (including the NASDAQ National Market System) during a regular session trading for a single trading day as reported for such day on www.nasdaq.com or such other source the Committee deems reliable. The applicable trading day for determining Fair Market Value (1) in connection with the grant of Awards shall be the date of grant and (2) otherwise shall be as determined by the Committee in its sole discretion. If no reported price for the common stock exists on the NASDAQ Stock Market for the applicable trading day, then such price shall be determined by the Committee as follows:

              (i)          If the common stock is listed for trading on one of more national securities exchanges, or is traded on the NASDAQ Stock Market, then the price shall be the last reported sales price on such national securities exchange or the NASDAQ Stock Market, or if such common stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such common stock was so traded; or

              (ii)          If the common stock is not listed for trading on a national securities exchange or the NASDAQ Stock Market, but is traded in the over-the-counter market, including the NASDAQ OTC Bulletin Board, then the price shall be the closing bid price for such common stock, or if there is no closing bid price for such common stock on such date, the closing bid price on the first day prior thereto on which such price existed; or

              (iii)          If neither (i) nor (ii) is applicable, by any means fair and reasonable by the Committee in good faith in the exercise of its reasonable discretion based upon a reasonable application of a reasonable valuation method within the meaning of Code Section 409A and treasury regulations or other authority promulgated thereunder, which determination shall be final and binding on all parties.

          (m)         “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

          (n)          “Non-Employee Director” shall mean any Director who is a “non-employee director” as defined under subparagraph (b)(3) of Rule 16b-3 and is an “outside director” within the meaning of Section 162(m).

          (o)          “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

          (p)          “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          (q)          “Other Stock Grant” shall mean any right granted under Section 6(e) of the Plan.

          (r)          “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

          (s)          “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

          (t)          “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total shareholder return), stock price, working capital, market share, cost reductions, customer satisfaction, completion of key projects, and strategic plan development and implementation. Such goals may reflect an absolute standard of entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

          (u)          “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

          (v)          “Plan” shall mean the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

          (w)          “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

          (x)          “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

          (y)          “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

          (z)          “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

          (aa)          “Share” or “Shares” shall mean a share or shares of common stock, $.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          (bb)          “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code.

          (cc)          “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.	Administration

          (a)          Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities or other Awards, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities or other Awards and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

          (b)          Delegation of Authority. The Committee may delegate all or any part of its authority under this Plan to: (i) one or more subcommittees which may consist solely of Non-Employee Directors and (ii) persons who are not non-employee directors for purposes of determining and administering Awards solely to Employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act, provided, however, that the Committee shall not delegate its authority to amend or modify the Plan pursuant to the provisions of Section 7.

          (c)          Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

          (d)          Evidence of Awards. Awards granted under the Plan shall be evidenced by a written instrument, an Award Agreement, that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and are not inconsistent with the Plan.

Section 4.	Shares Available for Awards

          (a)          Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 250,000.

          (b)          Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award (other than an Incentive Stock Option) shall again be available for granting Awards under the Plan. Any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.

          (c)          Adjustments. If a Participant exercises or receives all or any portion of an Award subsequent to any change in the number of outstanding common stock of the Company occurring by reason of any stock dividend, split, reverse split, reclassification, combination, exchange of common stock or other similar recapitalization of the Company, there shall be an appropriate adjustment to the number of shares of common stock underlying the Award and, where applicable, to the per unit exercise price of the Award so that the Participant shall then receive for the aggregate price paid by him or her on such exercise of an Option or termination of restrictions for any Restricted Stock or Restricted Stock Unit all shares of common stock subject to the Award to the same extent prior to such stock dividend, split, reverse split or other similar recapitalization. No adjustment shall be made under this Section upon the issuance by the Company of any warrants, rights or options to acquire additional common stock or of securities convertible into common stock unless such warrants, rights, options or convertible securities are issued to all shareholders of the Company on a proportionate basis.

(d) Award Limitations Under the Plan.

              (i)          Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any taxable year.

              (ii)          Section 162(m) Limitation for Performance Awards. If a Participant is a “covered employee” as defined under Section 162(m) (a “Covered Employee”) for any taxable year of the Participant in which a Performance Award (or portion thereof) is payable to the Participant, the maximum amount payable in the aggregate to the Participant during that year pursuant to all Performance Awards, shall be $1,000,000 in value, whether payable in cash, Shares or other property; and such amount shall be increased annually (as of each January 1st after the effective date of the Plan) at a fixed percentage rate of 5% (the “Annual Performance Award Limit”). The Annual Performance Award Limit does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan. Further, the Annual Performance Award Limit applies only to Performance Awards granted under this Plan. Any limitations on awards granted to the Participant under any other executive incentive plan maintained by the Company (a “Non-Plan Award”) will be governed solely by the terms of such other plan; provided, however, that, if any amount is payable to the Participant during a given year under a Non-Plan Award that is subject to Code Section 409A, and the terms of the Non-Plan Award permit or require the Company or any Affiliate (or its delegate) to delay beyond that year the payment of any portion of such Non-Plan Award to comply with Section 162(m), the Company shall cause payment of such portion to be delayed for that purpose.

If the Committee reasonably anticipates, on or before any date on which a Performance Award (or portion thereof) is payable to a Participant, that the Participant will be a Covered Employee for the taxable year in which that amount is payable, the Committee will apply the Annual Performance Award Limit to that amount and any other Performance Award amount otherwise payable to the Participant during that year; provided, however, that if the Committee determines at any later time during the year that the Participant is not a Covered Employee for that year, due to a termination of employment or for any other reason, the Committee will direct payment to the Participant of any portion of a Performance Award or Performance Awards that would have been payable during that year or any prior year, but was deferred to comply with the Annual Performance Award Limit, as set forth in this Section 4(d)(ii); and such payment of deferred Performance Award amounts shall be made no later than the last day of the Participant’s first taxable year for which the Participant is not a Covered Employee, unless that payment is delayed beyond that year under Section 7(b) of this Plan, to the extent permitted by or as required to comply with Code Section 409A.

              (iii)          Plan Limitation on Restricted Stock, Restricted Stock Units and Other Stock Grants. No more than 500,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan, shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units and Other Stock Grants; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Other Stock Grants for purposes of this limitation on grants of such Awards.

              (iv)          Limitation on Awards Granted to Non-Employee Directors. Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 25% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

              (v)          Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 5,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.	Eligibility

          Any Eligible Person shall be eligible to be designated a Participant, so long as: (a) Awards are not made to such Persons in connection with the offer and sale of the Company’s securities in a capital-raising transaction, and (b) such Persons do not directly or indirectly promote or maintain a market for the Company’s securities. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.	Awards

          (a)          Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

              (i)           Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

              (ii)          Option Term; Vesting. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years (except as provided in Section 6(a)(iv)) from the date of grant. In addition, the Committee may adopt a policy regarding standard vesting terms for Option grants, or if one is not adopted or inapplicable, vesting terms shall be fixed by the Committee at the time of grant.

              (iii)          Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (which may include, without limitation, cash, or cashless exercise, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Unless otherwise provided in the agreement evidencing the Option, any Non-Qualified Option may be exercised by instructing the Company to withhold from the Shares issuable upon exercise of the Option Shares in payment of all or any part of the exercise price and/or any related withholding obligations consistent with Section 8, which Shares shall be valued for this purpose at their Fair Market Value or in such other manner as may be authorized from time to time by the Committee.

              (iv)          Restrictions. In addition to the foregoing provisions of this Section 6, Options that are intended to constitute Incentive Stock Options shall be subject to the following additional provisions of this Section 6(a)(iv).

A. Eligible Participants. Incentive Stock Options may be granted only to persons who are employees of the Company or an Affiliate.

B.          Limit on Exercisability. The aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during any calendar year, under this Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000. To the extent an Incentive Stock Option exceeds this $100,000 limit, the portion of the Incentive Stock Option in excess of such limit shall be deemed a Non-Statutory Option.

C. Limit on Term. Subject to the provisions of Section 6(a)(iv)(D), an Incentive Stock Option shall not be exercisable more than ten (10) years after the date on which it is granted.

D.          Restrictions for Certain Shareholders. The purchase price of shares of common stock that are subject to an Incentive Stock Option granted to an employee of the Company or any Affiliate who, at the time such Option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate, shall not be less than 110% of the Fair Market Value of such shares on the date such Option is granted, and such Option may not be exercisable more than five (5) years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee of the Company or any Affiliate.

          (v)           Payment of Exercise Price. The exercise price for Shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of Shares purchased. Such consideration must be paid before the Company will issue the Shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (a) cash; (b) check or wire transfer; (c) tendering Shares already owned by the Participant, provided that the Shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (e) such other consideration as the Committee may permit in its sole discretion.

          (vi)          Cashless Exercise. The Committee, in its sole discretion, may also permit the “cashless exercise” of an Option. In the event of a cashless exercise, the Participant shall surrender the Option to the Company, and the Company shall issue the Participant the number of Shares determined as follows:

X = Y (A-B) /A where:

X = the number of Shares to be issued to the Participant.

Y = the number of Shares with respect to which the Option is being exercised.

A = the Fair Market Value on the date of exercise.

B = the Option exercise price.

          (b)          Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

          (c)          Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

               (i)          Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. The Committee may adopt a policy regarding standard vesting terms for Restricted Stock and Restricted Stock Units grants, or if one is not adopted or inapplicable, vesting terms shall be fixed by the Committee at the time of grant. In addition, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a Change in Control of the Company.

               (ii)          Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, which shall be, unless otherwise required by law or the Award Agreement by book-entry registration, but may be by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

               (iii)          Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and Restricted Stock Units held by the Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

               (iv)          Except as otherwise provided in Section 6(f)(viii), any Award Agreement granting Restricted Stock Units shall contain provisions that are intended to allow the Restricted Stock Units to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(f)(viii) of this Plan.

          (d)          Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m). Except as otherwise provided in Section 6(f)(viii), any Award Agreement granting a Performance Award shall contain provisions that are intended to allow the Performance Award to satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(f)(viii) of this Plan.

          (e)          Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

          (f)          General.

(i) Consideration for Awards. Awards may be granted for no cash consideration, or for any cash or other consideration as determined by the Committee or required by applicable law.

              (ii)          Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

              (iii)          Forms of Payment under Awards. Subject to the terms of the Plan, including Section 6(a)(v), and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award shall be made in such form or forms as the Committee shall determine, including, without limitation: cash, Shares, other securities, other Awards or any combination thereof; and shall be made in a single payment, in each case in accordance with rules and procedures established by the Committee. Except as otherwise provided in Section 6(f)(viii), any change in the timing of payment of an Award shall satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(f)(viii) of this Plan.

              (iv)          Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award (other than Shares that are not Restricted Stock), and no right under any such Award, shall be transferable by a Participant either (A) for any consideration or (B) without consideration other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. Each Option, Stock Appreciation Right or right under any other Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate; provided, however, that this sentence shall apply to an Other Stock Grant only to the extent provided under the terms of the Award Agreement for the Other Stock Grant.

              (v)           Term of Awards. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Award, the maximum term of an Award shall be as established for that Award by the Committee, which shall not be more than ten years from the date of grant, or, if not so established, shall be ten (10) years from the date of grant.

              (vi)          Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange.

              (vii)         Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled, exchanged and replaced with Options or Stock Appreciation Rights or other Awards having a lower exercise or grant price, without the prior approval of the shareholders of the Company.

              (viii)        Code Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (A) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code; or (B) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding the foregoing provisions of this Section 6(f)(viii), Award Agreements may be written or amended in a manner that does not satisfy the requirements of Code Section 409A (or any exemption therefrom), but only if and to the extent that the Committee specifically provides in written resolutions that the Award Agreement or amendment is not intended to comply with Code Section 409A.

              (ix)          Book-entry registration. Any Awards granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, but shall, unless otherwise required or specified by the applicable Award Agreement or applicable law, be evidenced through book-entry registration.

              (x)           Death of Participant. Upon the death of a Participant, an Award, or any portion thereof, may be exercised to the extent the Participant was entitled to do so at the time of the Participant’s death, by his or her executor or administrator or other person entitled by law to the Participant’s rights under the Award, at any time within one year subsequent to the date of death. The Award shall automatically expire one (1) year after the Participant’s death to the extent not exercised.

              (xi)          Disability of Participant. If a Participant is an employee of the Company, and if the Participant’s employment is terminated due to his or her disability, the Participant may, within one year of such termination, exercise any unexercised portion of an Award to the extent he or she was entitled to do so at the time of such termination. The Award shall automatically expire one (1) year after such termination to the extent not exercised.

              (xii)         Other Termination of Employment. If a Participant is an employee of the Company, and if the Participant’s employment is terminated other than by death, disability, or conduct which is contrary to the best interests of his or her employer, the Participant may, within 90 days of such termination, exercise any unexercised portion of an Award to the extent he or she was entitled to do so at the time of such termination. The Award shall automatically expire 90 days after such termination to the extent not exercised. If the Participant’s employment is terminated by his or her employer for conduct which is contrary to the best interests of his or her employer, or if the Participant violates any written nondisclosure agreement with his or her employer, as determined in either case by the Participant’s employer in its sole discretion, the unexercised portion of the Participant’s Award shall automatically expire at the time of termination. Inter-company transfers and approved leaves of absence for up to 90 days shall not be considered termination of employment.

Section 7.	Amendment and Termination; Adjustments

              (a)          Amendments to the Plan. The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or rule, including, but not limited to the rules and regulations of the NASDAQ Stock Market, shareholder approval shall be required for any amendment, suspension, or termination to the Plan.

              (b)          Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided by the terms of the Plan, including, without limitation, Section 9(g), or an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. In this regard, if any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A of the Code, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A of the Code shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

              (c)          Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.	Income Tax Withholding

              In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

Section 9.	General Provisions

              (a)          No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

              (b)          Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

              (c)          Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

              (d)          No Rights of Shareholders. Unless otherwise provided by the Committee or in the instrument evidencing the Award or in any other written agreement between a Participant and the Company, no Award shall entitle the Participant to any voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are the subject of such Award.

              (e)          Issuance of Shares. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended, or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

              The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

              As further set forth under Section 6(f)(ix), to the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of Shares, the issuance shall be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

              (f)          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

              (g)          Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i) cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control;

(iii) cancel any unvested Award or unvested portion thereof, with or without consideration;

(iv) cancel any Award in exchange for a substitute award;

(v) redeem any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vi) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Committee may cancel that Option without any payment of consideration therefor;

(vii) take such other action as the Committee shall determine to be reasonable under the circumstances; and/or

(viii) notwithstanding any provision of this Section 9(g), in the case of any Award subject to Section 409A of the Code, such Award shall vest and be distributed only in accordance with the terms of the applicable Award Agreement and the Committee shall only be permitted to use discretion to the extent that such discretion would be permitted under Section 409A of the Code.

               In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to shareholders in connection with the Change in Control.

              (h)          No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

              (i)          Successors and Assigns. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

              (j)          Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

              (k)          Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

              (l)          No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

              (m)          No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

              (n)          Headings. Headings are given to the Sections and subsections of the Plan or any Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

              (o)          Code Interpretation. Each reference in the Plan to a section of the Code will be interpreted to include the section itself, any successor provision thereto, the Treasury regulations thereunder (or under a successor provision), and all applicable administrative or judicial guidance relating thereto.

Section 10.	Effective Date of the Plan

              The Plan became effective on February 26, 2013, upon its adoption by the Board, subject to the approval of the shareholders of the Company at the annual meeting of shareholders of the Company held on May 22, 2013.

Section 11.	Term of the Plan

              The Plan shall terminate at midnight on February 26, 2023, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan on February 26, 2013. The Plan shall remain in effect as long as any Awards are outstanding.

INSIGNIA SYSTEMS, INC.
ATTN: JOYCE KOBILKA
8799 BROOKLYN BLVD.
MINNEAPOLIS, MN 55445

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees

01 David L. Boehnen	02 Edward A. Corcoran		03 Peter V. Derycz		04 Scott F. Drill	05 Reid V. MacDonald
06 Gordon F. Stofer

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2. To approve the adoption of the Company’s 2013 Omnibus Stock and Incentive Plan and the reservation of 250,000 shares for the grant of awards under the Plan.							☐	☐	☐

3. To approve, by non-binding vote, the Company’s executive compensation.							☐	☐	☐

4. To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date
0000173315_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

INSIGNIA SYSTEMS, INC. Annual Meeting of Shareholders May 22, 2013 9:00 AM This proxy is solicited by the Board of Directors

The shareholders hereby appoint Scott F. Drill and John C. Gonsior, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INSIGNIA SYSTEMS, INC. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on May 22, 2013, at Insignia Systems, Inc., 8799 Brooklyn Blvd., Minneapolis, MN 55445, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000173315_2    R1.0.0.51160